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EXHIBIT 99

FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE
GENZYME CORPORATION AND SUBSIDIARIES

Management's Report on Internal Control Over Financial Reporting

        Our management is responsible for establishing and maintaining adequate internal control over our financial reporting. Internal control over financial reporting refers to the process designed by, or under the supervision of, our chief executive officer and chief financial officer, and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, and includes those policies and procedures that:

  (1)
  Pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of assets;

  (2)
  Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures are being made only in accordance with authorizations of management and directors; and

  (3)
  Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets that could have a material effect on the financial statements.

        Under the supervision and with the participation of our management, including our chief executive officer and chief financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under the framework in Internal Control—Integrated Framework, our management concluded that our internal control over financial reporting was effective as of December 31, 2004.

        We have excluded the acquisition of certain assets of two business units of IMPATH and the acquisition of ILEX from our assessment of internal controls over financial reporting as of December 31, 2004 because they were acquired in purchase business combinations during 2004. The two acquired business units of IMPATH are a component of our Diagnostics/Genetics reporting segment and represent 1% and 3% respectively, of the consolidated assets and revenues as of and for the year ended December 31, 2004. ILEX, a wholly-owned subsidiary, represents 3% and 0%, respectively, of the consolidated assets and revenues as of and for the year ended December 31, 2004.

        Our management's assessment of the effectiveness of our internal controls over financial reporting as of December 31, 2004 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is included below.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Genzyme Corporation:

        We have completed an integrated audit of Genzyme Corporation's 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and audits of its 2003 and 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements and financial statement schedule

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income, of cash flows and of stockholders' equity present fairly, in all material respects, the financial position of Genzyme Corporation and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note I to the consolidated financial statements, the Company changed its method for accounting for goodwill in 2002.

Internal control over financial reporting

        Also, in our opinion, management's assessment, included in the accompanying "Management's Report on Internal Control Over Financial Reporting," that the Company maintained effective internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control-Integrated Framework issued by the COSO. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management's assessment and on the effectiveness of the Company's internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

        A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        As described in "Management's Report on Internal Control Over Financial Reporting," management has excluded the acquisitions of IMPATH and ILEX Oncology, Inc. from its assessment of internal control over financial reporting as of December 31, 2004 because they were acquired by the Company in purchase business combinations during 2004. We have also excluded IMPATH and ILEX Oncology, Inc. from our audit of internal control over financial reporting. The two acquired business units of IMPATH, components of the Company's Diagnostic/Genetics reporting segment, represent 1% and 3%, respectively, of the consolidated assets and revenues as of and for the year ended December 31, 2004. ILEX Oncology, Inc., a wholly owned subsidiary of the Company, represents 3% and 0%, respectively, of the consolidated assets and revenues as of and for the year ended December 31, 2004.

/s/ Pricewaterhouse Coopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
March 14, 2005, except for Note R,
    as to which the date is June 24, 2005

GENZYME CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income

(Amounts in thousands)

	For the Years Ended December 31,
	2004	2003	2002
Revenues:
Net product sales	$1,976,191	$1,563,509	$1,199,617
Net service sales	212,392	130,984	114,493
Revenues from research and development contracts:
Related parties	2,850	2,967	2,747
Other	9,712	16,411	12,615

Total revenues	2,201,145	1,713,871	1,329,472

Operating costs and expenses:
Cost of products sold	448,442	399,961	309,634
Cost of services sold	140,144	75,683	66,575
Selling, general and administrative	599,388	519,977	438,035
Research and development (including research and development related to contracts)	391,802	335,256	308,487
Amortization of intangibles	109,473	80,257	70,278
Purchase of in-process research and development	254,520	158,000	1,879
Charge for impaired goodwill	—	102,792	—
Charge for impaired asset	4,463	10,894	22,944

Total operating costs and expenses	1,948,232	1,682,820	1,217,832

Operating income	252,913	31,051	111,640

Other income (expenses):
Equity in loss of equity method investments	(15,624)	(16,743)	(16,858)
Minority interest	5,999	2,232	—
Loss on investments in equity securities	(1,252)	(1,201)	(14,497)
Loss on sale of product line	—	(27,658)	—
Other	(357)	959	40
Investment income	24,244	43,015	51,038
Interest expense	(38,227)	(26,600)	(27,152)

Total other income (expenses)	(25,217)	(25,996)	(7,429)

Income before income taxes	227,696	5,055	104,211
Provision for income taxes	(141,169)	(72,647)	(19,015)

Net income (loss) before cumulative effect of change in accounting for goodwill	86,527	(67,592)	85,196
Cumulative effect of change in accounting for goodwill	—	—	(98,270)

Net income (loss)	$86,527	$(67,592)	$(13,074)

Comprehensive income (loss), net of tax:
Net income (loss)	$86,527	$(67,592)	$(13,074)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	80,371	133,317	80,191
Gain on affiliate sale of stock, net of tax	—	2,856	—
Other	959	2,988	(3,564)
Unrealized gains (losses) on securities:
Unrealized gains (losses) arising during the period	16,243	(3,878)	(29,703)
Reclassification adjustment for (gains) losses included in net income (loss)	201	(3,129)	9,565

Unrealized gains (losses) on securities, net of tax	16,444	(7,007)	(20,138)

Other comprehensive income	97,774	132,154	56,489

Comprehensive income	$184,301	$64,562	$43,415

The accompanying notes are an integral part of these consolidated financial statements.

	For the Years Ended December 31,
	2004	2003	2002
Net income (loss) per share:
Allocated to Genzyme Stock (1):
Genzyme General net income (loss)	$86,527	$82,143	$150,731
Tax benefit allocated from Genzyme Biosurgery	—	8,720	18,508
Tax benefit allocated from Genzyme Molecular Oncology	—	3,420	9,287

Net income allocated to Genzyme Stock	$86,527	$94,283	$178,526

Net income per share of Genzyme Stock:
Basic	$0.38	$0.43	$0.83

Diluted	$0.37	$0.42	$0.81

Weighted average shares outstanding:
Basic	228,175	219,376	214,038

Diluted	234,318	225,976	219,388

Allocated to Biosurgery Stock (1):
Genzyme Biosurgery net loss before cumulative effect of change in accounting for goodwill		$(166,656)	$(79,322)
Cumulative effect of change in accounting for goodwill		—	(98,270)
Allocated tax benefit		14,005	9,706

Net loss allocated to Biosurgery Stock		$(152,651)	$(167,886)

Net loss per share of Biosurgery Stock—basic and diluted:
Net loss before cumulative effect of change in accounting for goodwill		$(3.76)	$(1.74)
Per share cumulative effect of change in accounting for goodwill		—	(2.46)

Net loss per share of Biosurgery Stock—basic and diluted		$(3.76)	$(4.20)

Weighted average shares outstanding		40,630	39,965

Allocated to Molecular Oncology Stock (1):
Net loss allocated to Molecular Oncology Stock		$(9,224)	$(23,714)

Net loss per share of Molecular Oncology Stock—basic and diluted		$(0.54)	$(1.41)

Weighted average shares outstanding		16,958	16,827

(1)
Effective July 1, 2003, in connection with the elimination of our tracking stock structure, we ceased allocating earnings to Genzyme Biosurgery and Genzyme Molecular Oncology. From that date forward, all of our earnings are allocated to Genzyme General. Earnings or losses allocated to Genzyme Biosurgery and Genzyme Molecular Oncology prior to July 1, 2003 remain allocated to those divisions and are not affected by the elimination of our tracking stock structure.

The accompanying notes are an integral part of these consolidated financial statements.

GENZYME CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands, except par value amounts)

	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$480,198	$292,774
Cash and cash equivalents—restricted	604	—
Short-term investments	70,994	120,712
Accounts receivable, net	546,613	397,439
Inventories	293,658	267,472
Prepaid expenses and other current assets	78,725	110,872
Notes receivable—related party	2,399	—
Deferred tax assets	160,438	133,707

Total current assets	1,633,629	1,322,976
Property, plant and equipment, net	1,310,256	1,151,133
Long-term investments	528,262	813,974
Restricted investments	1,691	—
Notes receivable—related parties	9,491	12,318
Goodwill, net	1,290,916	621,947
Other intangible assets, net	1,069,399	895,844
Investments in equity securities	150,253	110,620
Other noncurrent assets	75,524	75,716

Total assets	$6,069,421	$5,004,528

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$88,140	$97,474
Accrued expenses	394,143	267,304
Deferred revenue and other income	12,612	6,837
Current portion of long-term debt, convertible notes and capital lease obligations	129,503	20,410

Total current liabilities	624,398	392,025
Long-term debt and capital lease obligations	120,991	150,349
Convertible notes and debentures	690,000	1,265,000
Deferred revenue—noncurrent	7,716	3,388
Deferred tax liabilities	225,850	205,923
Other noncurrent liabilities	20,310	51,431

Total liabilities	1,689,265	2,068,116

Commitments and contingencies (Notes J, K, M, O)
Stockholders' equity:
Preferred stock, $0.01 par value	—	—
Common stock, $0.01 par value	2,491	2,247
Additional paid-in capital	4,217,357	2,957,578
Notes receivable from stockholders	(13,865)	(13,285)
Accumulated earnings (deficit)	(112,033)	(198,560)
Accumulated other comprehensive income	286,206	188,432

Total stockholders' equity	4,380,156	2,936,412

Total liabilities and stockholders' equity	$6,069,421	$5,004,528

The accompanying notes are an integral part of these consolidated financial statements.

GENZYME CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Amounts in thousands)

	For the Years Ended December 31,
	2004	2003	2002
Cash Flows from Operating Activities:
Net income (loss)	$86,527	$(67,592)	$(13,074)
Reconciliation of net income (loss) to net cash from operating activities:
Depreciation and amortization	205,114	160,459	134,000
Non-cash compensation expense	10	592	1,335
Provision for bad debts	12,249	2,865	8,029
Charge for purchase of in-process research and development	254,520	158,000	1,879
Charge for impairment of goodwill	—	102,792	—
Charge for impaired assets	4,463	10,894	22,944
Minority interest	(5,999)	(2,232)	—
Equity in loss of equity method investments	15,624	16,743	16,858
Loss on investments in equity securities	1,252	1,201	14,497
Loss on sale of product line	—	27,658	—
Write off of unamortized debt fees	5,329	—	—
Deferred income tax provision	45,047	7,001	10,670
Tax benefit from employee stock options	49,974	57,536	8,410
Cumulative effect of change in accounting for goodwill	—	—	98,270
Other	3,958	3,892	9,348
Increase (decrease) in cash from working capital changes (excluding impact of acquired assets and assumed liabilities):
Accounts receivable	(111,345)	(65,608)	(18,427)
Inventories	18,751	11,844	(41,651)
Prepaid expenses and other current assets	5,920	(45,082)	(11,168)
Accounts payable, accrued expenses and deferred revenue	(13,882)	6,895	(19,081)

Cash flows from operating activities	577,512	387,858	222,839

Cash Flows from Investing Activities:
Purchases of investments	(653,478)	(1,059,407)	(476,683)
Sales and maturities of investments	976,085	920,592	568,541
Purchases of equity securities	(4,154)	(52,547)	(4,050)
Proceeds from sale of equity securities	—	2,672	4,773
Purchases of property, plant and equipment	(187,400)	(259,598)	(225,437)
Proceeds from sale of product line	—	34,513	—
Investments in equity method investees	(24,107)	(28,056)	(25,260)
Purchases of intangible assets	(5,110)	(8,413)	—
Milestone payment to BioMarin	—	(12,100)	—
Note received from collaborator	—	—	(7,000)
Acquisitions, net of acquired cash	(152,377)	(565,306)	—
Other	4,845	(542)	2,750

Cash flows from investing activities	(45,696)	(1,028,192)	(162,366)

The accompanying notes are an integral part of these consolidated financial statements.

	For the Years Ended December 31,
	2004	2003	2002
Cash Flows from Financing Activities:
Proceeds from issuance of common stock	140,311	116,459	31,898
Proceeds from draw on credit facility	135,000	616,000	50,000
Proceeds from issuance of debt		672,975	—
Payments of debt and capital lease obligations	(650,818)	(914,128)	(7,787)
Payments of notes receivable from stockholders	—	—	974
Bank overdraft	15,434	(2,543)	(2,442)
Minority interest payable	5,424	3,060	—
Other	922	2,233	4,007

Cash flows from financing activities	(353,727)	494,056	76,650

Effect of exchange rate changes on cash	9,335	32,241	22,677

Increase (decrease) in cash and cash equivalents	187,424	(114,037)	159,800
Cash and cash equivalents at beginning of period	292,774	406,811	247,011

Cash and cash equivalents at end of period	$480,198	$292,774	$406,811

Supplemental disclosures of cash flows:
Cash paid during the year for:
Interest, net of capitalized interest	$14,736	$19,135	$24,494
Income taxes	$73,734	$95,180	$37,747
Supplemental disclosures of non-cash transactions:
Mergers and Acquisitions—Note C.
Dispositions of assets—Note D.
Property, Plant and Equipment—Note H.
Equity Method Investments—Note K.
Capital lease obligation for Genzyme Center—Note M.

        In conjunction with the acquisitions of ILEX, substantially all of the assets of Alfigen and the Physician Services and Analytical Services business units of IMPATH in 2004 and SangStat in 2003, we assumed the following net liabilities (amounts in thousands):

	For the Years Ended December 31,
	2004	2003	2002
Net cash paid for acquisition and acquisition costs	$(152,377)	$(565,306)	$—
Issuance of common stock and options	(1,069,925)	—	—
Fair value of assets acquired	350,623	361,598	—
Net deferred tax asset—current and noncurrent	53,718	—	—
Acquired in-process research and development	254,520	158,000	—
Goodwill	669,290	132,550	—
Liabilities for exit activities and integration	(10,813)	(11,067)	—
Income taxes payable	(40,852)	—	—
Net deferred tax liability assumed	—	(17,371)	—

Net liabilities assumed	$54,184	$58,404	$—

The accompanying notes are an integral part of these consolidated financial statements.

GENZYME CORPORATION AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity

(Amounts in thousands)

	Shares			Dollars
	2004	2003	2002	2004	2003	2002
COMMON STOCK:
GENZYME STOCK:
Balance at beginning of year	224,717	214,814	213,179	$2,247	$2,148	$2,132
Issuance of Genzyme Stock under stock plans	5,950	6,947	1,621	59	69	16
Exercise of warrants and stock purchase rights	—	3	14	—	—	—
Shares issued for the conversion of Biosurgery Stock to Genzyme Stock	—	1,997	—	—	20	—
Shares issued for the conversion of Molecular Oncology Stock to Genzyme Stock	—	959	—	—	10	—
Shares issued for the acquisition of ILEX Oncology	18,458	—	—	185	—	—
Cancellation of shares	—	(3)	—	—	—	—

Balance at end of year	249,125	224,717	214,814	$2,491	$2,247	$2,148

BIOSURGERY STOCK:
Balance at beginning of year		40,482	39,554		$405	$395
Issuance of Biosurgery Stock under stock plans		207	302		2	3
Shares issued in connection with investment in Myosix		—	626		—	7
Shares converted into Genzyme Stock from the consolidation of the tracking stocks		(40,689)	—		(407)	—

Balance at end of year		—	40,482		$—	$405

MOLECULAR ONCOLOGY STOCK:
Balance at beginning of year		16,899	16,762		$169	$168
Issuance of Molecular Oncology Stock under stock plans		90	137		1	1
Cancellation of shares		(11)	—		—	—
Shares converted into Genzyme Stock from the consolidation of the tracking stocks		(16,978)	—		(170)	—

Balance at end of year		—	16,899		$—	$169

The accompanying notes are an integral part of these consolidated financial statements.

	2004	2003	2002
ADDITIONAL PAID-IN CAPITAL:
GENZYME STOCK:
Balance at beginning of year	$2,957,578	$1,810,358	$1,745,819
Issuance of Genzyme Stock under stock plans	140,251	115,938	30,395
Exercise of warrants and stock purchase rights	—	—	233
Conversion of Biosurgery Stock to Genzyme Stock	—	814,982	—
Conversion of Molecular Oncology Stock to Genzyme Stock	—	149,103	—
Payment from Genzyme Biosurgery in connection with transfer of NeuroCell joint venture interest	—	—	27,063
Acquisition of ILEX Oncology	1,069,732	—	—
Tax benefit from disqualified dispositions	49,974	57,536	8,410
Amortization of deferred compensation	10	592	1,335
Other	(188)	9,069	(2,897)

Balance at end of year	$4,217,357	$2,957,578	$1,810,358

BIOSURGERY STOCK:
Balance at beginning of year		$823,364	$843,544
Issuance of Biosurgery Stock under stock plans		308	936
Payment to Genzyme General in connection with transfer of NeuroCell joint venture interest		—	(27,063)
Issuance of Biosurgery Stock in connection with investment in Myosix		—	1,581
Other		(9,077)	4,366
Conversion of Biosurgery Stock to Genzyme Stock		(814,595)	—

Balance at end of year		$—	$823,364

MOLECULAR ONCOLOGY STOCK:
Balance at beginning of year		$148,799	$148,481
Issuance of Molecular Oncology Stock under stock plans		141	314
Other		3	4
Conversion of Molecular Oncology Stock to Genzyme Stock		(148,943)	—

Balance at end of year		$—	$148,799

NOTES RECEIVABLE FROM STOCKHOLDERS:
Balance at beginning of year	$(13,285)	$(12,706)	$(13,245)
Accrued interest receivable on notes	(614)	(613)	(622)
Payments of notes receivable	34	34	1,161

Balance at end of year	$(13,865)	$(13,285)	$(12,706)

ACCUMULATED DEFICIT:
Balance at beginning of year	$(198,560)	$(130,968)	$(117,894)
Net income (loss)	86,527	(67,592)	(13,074)

Balance at end of year	$(112,033)	$(198,560)	$(130,968)

The accompanying notes are an integral part of these consolidated financial statements.

	2004	2003	2002
ACCUMULATED OTHER COMPREHENSIVE INCOME, NET OF TAX:
Balance at beginning of year	$188,432	$56,278	$(211)
Foreign currency translation adjustments	80,371	133,317	80,191
Gain on affiliate sale of stock, net of tax	—	2,856	—
Additional minimum pension liability, net of tax	—	2,529	(2,529)
Change in unrealized gains (losses) on investments and derivatives, net of tax	17,403	(6,548)	(21,173)

Accumulated other comprehensive income	$286,206	$188,432	$56,278

The accompanying notes are an integral part of these consolidated financial statements.

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements

NOTE A.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business

        We are a global biotechnology company dedicated to making a major positive impact on the lives of people with serious diseases. Our broad product portfolio is focused on rare genetic disorders, renal disease, orthopaedics, organ transplant, and diagnostic and predictive testing. We are organized into five financial reporting units, which we also consider to be our reporting segments:

  •
  Renal, which develops, manufactures and distributes products that treat patients suffering from renal diseases, including chronic renal failure. The unit derives substantially all of its revenue from sales of Renagel (including sales of bulk sevelamer);

  •
  Therapeutics, which develops, manufactures and distributes therapeutic products, with a focus on products to treat patients suffering from genetic diseases and other chronic debilitating diseases, including a family of diseases known as LSDs, and other specialty therapeutics, such as Thyrogen. The unit derives substantially all of its revenue from sales of Cerezyme, Fabrazyme and Thyrogen;

  •
  Transplant, which develops, manufactures and distributes therapeutic products that address pre-transplantation, as well as other auto-immune disorders. The unit derives its revenue primarily from sales of Thymoglobulin and Lymphoglobuline;

  •
  Biosurgery, which develops, manufactures and distributes biotherapeutics and biomaterial products, with an emphasis on products that meet medical needs in the orthopaedics and broader surgical areas. The unit derives its revenue primarily from sales of Synvisc, the Sepra line of products and, through June 30, 2003, sales of cardiac devices; and

  •
  Diagnostics/Genetics, which develops, manufactures and distributes in vitro diagnostic products and provides testing services for the oncology, and prenatal and reproductive markets.

        We report the activities of our oncology, bulk pharmaceuticals, cardiovascular and drug discovery and development business units under the caption "Other." We report our corporate, general and administrative operations, and corporate science activities that we do not allocate to our financial reporting units, under the caption "Corporate." Effective January 1, 2005, as a result of changes in how we review our business, we re-allocated the programs of our former drug discovery and development business unit, formerly reported under the caption "Other," amongst several of our existing reporting segments and business units as follows:

  •
  our tolevamer research and development program, for the treatment of C. difficile associated diarrhea, is now included in our Renal reporting segment;

  •
  our deferitrin (iron chelator) research and development program is now included in our Therapeutics reporting segment;

  •
  WelChol, an adjunctive therapy for the reduction of elevated LDL cholesterol in patients with primary hypercholesterolemia, is now included in our bulk pharmaceuticals business unit and as a result, will continue to be reported under the caption "Other;" and

  •
  our other drug discovery research and development programs are now included in our corporate science activities under the caption "Corporate."

        We have reclassified our 2004, 2003 and 2002 segment disclosures to conform to our 2005 presentation.

Policies Relating to Tracking Stock and the Elimination of Our Tracking Stock Structure

Elimination of Tracking Stock Structure

        Through June 30, 2003, we had three outstanding series of common stock—Genzyme General Stock, Biosurgery Stock and Molecular Oncology Stock. We also referred to these series of common stock as "tracking stock." Unlike typical common stock, each of our tracking stocks was designed to reflect the value and track the financial performance of a specific subset of our business operations and its allocated assets, rather than the operations and assets of our entire company. Through June 30, 2003, we allocated earnings or losses to each series of tracking stock based on the net income or loss attributable to the corresponding division determined in accordance with accounting principles generally accepted in the United States as adjusted for the allocation of tax benefits.

        Effective July 1, 2003, we eliminated our tracking stock capital structure by exchanging, in accordance with the provisions of our charter, each share of Biosurgery Stock for 0.04914 of a share of Genzyme General Stock and each share of Molecular Oncology Stock for 0.05653 of a share of Genzyme General Stock. In the aggregate, 1,997,392 shares of Genzyme General Stock were exchanged for the outstanding shares of Biosurgery Stock and 959,045 shares of Genzyme General Stock were exchanged for the outstanding shares of Molecular Oncology Stock. Options and warrants to purchase shares of Biosurgery Stock were converted into options and warrants to purchase 401,257 shares of Genzyme General Stock, with exercise prices ranging from $24.42 to $2,370.98, and options to purchase shares of Molecular Oncology Stock were converted into options to purchase 198,855 shares of Genzyme General Stock, with exercise prices ranging from $25.83 to $474.97. Effective July 1, 2003, we have one outstanding series of common stock, which we now refer to as Genzyme Stock.

        Effective July 1, 2003, as a result of the elimination of our tracking stock capital structure, all of our earnings or losses are now allocated to Genzyme Stock. Earnings or losses allocated to Biosurgery Stock and Molecular Oncology Stock prior to that date remain allocated to those series of stock in the preparation of our consolidated financial statements and are not affected by the elimination of our tracking stock structure. Accordingly, earnings or losses allocated to Biosurgery Stock and Molecular Oncology Stock represent earnings allocated to those tracking stocks through June 30, 2003. Earnings or losses allocated to Genzyme Stock through June 30, 2003 represent the earnings or losses of Genzyme General, as adjusted for the allocation of tax benefits. Earnings or losses allocated to Genzyme Stock after June 30, 2003 represent the earnings or losses for the corporation as a whole. Accordingly, earnings allocated to Genzyme Stock for the year ended December 31, 2004, reflect the earnings for the corporation as a whole. Earnings allocated to Genzyme Stock for the year ended December 31, 2003 reflect the earnings allocated to Genzyme General for the period from January 1, 2003 through June 30, 2003 and do not include the losses allocated to Biosurgery Stock and Molecular Oncology Stock for that period. Earnings allocated to Genzyme Stock for the period from July 1, 2003 through December 31, 2003 reflect earnings for the corporation as a whole.

        Through June 30, 2003, the chief mechanisms intended to cause each tracking stock to "track" the financial performance of each division were provisions in our charter governing dividends and distributions. The provisions governing dividends provided that our board of directors had discretion to decide if and when to declare dividends, subject to certain limitations. To the extent that the following amount did not exceed the funds that would be legally available for dividends under Massachusetts law, the dividend limit for a stock corresponding to a division was the greater of:

  •
  the amount that would be legally available for dividends under Massachusetts law if the division were a separate legal corporation; or

  •
  the amount by which the greater of the fair value of the division's allocated net assets, or its allocated paid-in capital plus allocated earnings, exceeded its corresponding stock's par value, preferred stock preferences and debt obligations.

        The provisions in our charter governing dividends and distributions factored the assets and liabilities and income or losses attributable to a division into the determination of the amount available to pay dividends on the associated tracking stock. Through June 30, 2003, we calculated the income tax provision of each division as if such division were a separate taxpayer, which included assessing the realizability of deferred tax assets at the division level. Our management and accounting policies in effect at the time provided that if, at the end of any fiscal quarter, a division could not use any projected annual tax benefits attributable to it to offset or reduce its current or deferred income tax expense, we could allocate the tax benefit to other divisions in proportion to their taxable income without any compensating payments or allocation to the division generating the benefit. Through June 30, 2003, Genzyme Biosurgery and Genzyme Molecular Oncology had not generated taxable income, and thus had not had the ability to use any projected annual tax benefits. Genzyme General had generated taxable income, providing it with the ability to utilize the tax benefits generated by Genzyme Biosurgery and Genzyme Molecular Oncology. Consistent with our policy, we allocated the tax benefits generated by Genzyme Biosurgery and Genzyme Molecular Oncology through June 30, 2003 to Genzyme General without making any compensating payments or allocations to the division that generated the benefit.

        The tax benefits allocated to Genzyme General and included in earnings attributable to Genzyme Stock for the years ended December 31, 2003 and 2002, reflecting allocations through June 30, 2003, were (amounts in thousands):

	For the Years Ended December 31,
	2004	2003	2002
Tax benefits allocated from:
Genzyme Biosurgery	N/A	$8,720	$18,508
Genzyme Molecular Oncology	N/A	3,420	9,287

Total	N/A	$12,140	$27,795

        Deferred tax assets and liabilities can arise from purchase accounting and relate to a division that does not satisfy the realizability criteria of Statement of Financial Accounting Standards, or SFAS, No. 109 "Accounting for Income Taxes." Through June 30, 2003, such deferred tax assets and liabilities were allocated to the division to which the acquisition was allocated. As a result, the periodic changes in these deferred tax assets and liabilities did not result in a tax expense or benefit to that division. However, the change in these deferred tax assets and liabilities impacted our consolidated tax provision. These changes were added to division net income (loss) for purposes of determining net income (loss) allocated to a tracking stock.

        Within the general limits under our charter and Massachusetts law, the amount of any dividend payment will be at the board of directors' discretion. To date, we have never declared or paid a cash dividend on shares of any of our series of common stock, nor do we anticipate paying or declaring a cash dividend on shares of Genzyme Stock in the foreseeable future. Unless declared, no dividends will accrue on shares of Genzyme Stock.

        The elimination of our tracking stock structure had no effect on our consolidated net income or loss. In this Form 10-K, and future Quarterly and Annual Reports, we will not provide separate financial statements for each of our former divisions, but will continue to provide our consolidated financial statements for the corporation as a whole.

Allocation Policy Related to Tracking Stocks

        Through June 30, 2003, our charter set forth which operations and assets were initially allocated to each division and stated that the division would also include all business, products or programs, developed by or acquired for the division, as determined by our board of directors. We then managed and accounted for transactions between our divisions and with third parties, and any resulting re-allocations of assets and liabilities, by applying consistently across divisions a detailed set of policies established by our board of directors. Our charter required that all of our assets and liabilities be allocated among our divisions in a reasonable and consistent manner. Our board of directors retained considerable discretion in determining the types, magnitude and extent of allocations to each series of common stock.

        Allocations to our divisions were based on one of the following methodologies:

  •
  specific identification—assets that were dedicated to the production of goods of a division or which solely benefit a division were allocated to that division. Liabilities incurred as a result of the performance of services for the benefit of a division or in connection with the expenses incurred in activities which directly benefit a division were allocated to that division. Such specifically identified assets and liabilities included cash, investments, accounts receivable, inventories, property and equipment, intangible assets, accounts payable, accrued expenses and deferred revenue. Revenues from the licensing of a division's products or services to third parties and the related costs were allocated to that division;

  •
  actual usage—expenses were charged to the division for whose benefit such expenses were incurred. Research and development, sales and marketing and direct general and administrative services were charged to the divisions for which the service was performed on a cost basis. Such charges were generally based on direct labor hours;

  •
  proportionate usage—costs incurred which benefited more than one division were allocated based on management's estimate of the proportionate benefit each division received. Such costs included facilities, legal, finance, human resources, executive and investor relations; or

  •
  board directed—programs and products, both internally developed and acquired, were allocated to divisions by the board of directors. The board of directors also allocated long-term debt and strategic investments.

Risks and Uncertainties

        We are subject to risks and uncertainties common to companies in the biotechnology industry. These risks and uncertainties may affect our future results, and include:

  •
  our ability to successfully complete preclinical and clinical development of our products and services;

  •
  the content and timing of submissions to and decisions made by the FDA and other comparable regulatory agencies outside the U.S.;

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  our ability to manufacture sufficient amounts of our products for development and commercialization activities and to do so in a timely and cost-efficient manner;

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  our ability to obtain and maintain adequate patent and other proprietary rights protection of our products and services and successfully enforce our proprietary rights;

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  the scope, validity and enforceability of patents and other proprietary rights held by third parties and their ability to commercialize our products and services;

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  the accuracy of our estimates of the size and characteristics of the markets to be addressed by our products and services, including growth projections;

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  market acceptance of our products and services;

  •
  our ability to successfully grow our business through mergers, acquisitions, collaborations and internal development;

  •
  our ability to identify new patients for our products and services;

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  the accuracy of our information regarding the products and resources of our competitors and potential competitors;

  •
  the availability of reimbursement for our products and services from third-party payers, and the extent of such coverage and the accuracy of our estimates of the payor mix for our products;

  •
  our ability to establish and maintain strategic license, collaboration and distribution arrangements and to manage our relationships with collaborators, distributors and partners;

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  the continued funding and operation of our joint ventures by our partners; and

  •
  the impact of changes in the exchange rate for the Euro and other currencies on our product and service revenues in future periods.

Basis of Presentation

        Our consolidated financial statements for each period include the statements of operations and comprehensive income, balance sheets, statements of cash flows and statement of stockholders' equity for our corporate operations taken as a whole. We have eliminated all significant intercompany items and transactions in consolidation. We have reclassified certain 2003 and 2002 data to conform to our 2004 presentation.

Principles of Consolidation

        Our consolidated financial statements include the accounts of our wholly owned and majority owned subsidiaries. As a result of the adoption of FIN 46, "Consolidation of Variable Interest Entities," we also consolidate certain variable interest entities for which we are the primary beneficiary. For consolidated subsidiaries in which we own less than 100% interest, we record minority interest in our statements of operations for the ownership interest of the minority owner. We use the equity method to account for investments in entities in which we have a substantial ownership interest (20% to 50%) which do not fall in the scope of FIN 46, or over which we exercise significant influence. Our consolidated net income includes our share of the earnings of these entities. All significant intercompany accounts and transactions have been eliminated in consolidation.

Dividend Policy

        We have never paid a cash dividend on shares of our stock. We currently intend to retain our earnings to finance future growth and do not anticipate paying any cash dividends on our stock in the foreseeable future.

Use of Estimates

        Under accounting principles generally accepted in the United States, we are required to make certain estimates and assumptions that affect reported amounts of assets, liabilities, revenues, expenses, and disclosure of contingent assets and liabilities in our financial statements. Our actual results could differ from these estimates.

Cash and Cash Equivalents

        We value our cash and cash equivalents at cost plus accrued interest, which we believe approximates their market value. Our cash equivalents consist principally of money market funds and municipal notes with original maturities of three months or less. We generally invest our cash in investment-grade securities to mitigate risk.

Investments

        We invest our excess cash balances in short-term and long-term marketable debt securities. As part of our strategic relationships, we may also invest in equity securities of other biotechnology companies, some of which are currently, or have been in the past, considered related parties. Other investments are accounted for as described below.

        We classify our auction rate municipal bonds and variable rate municipal demand notes as current investments. As of December 31, 2003, such investments had been classified as cash and cash equivalents. The carrying value of these securities as of December 31, 2004 was approximately $33 million. The carrying value of the securities as of December 31, 2003 was not significant.

        We accounted for our investment in GTC under the equity method of accounting until May 2002, at which point our ownership interest and board representation was reduced below 20% and we did not have any other factors of significant influence. Accordingly, we ceased to have significant influence over GTC and we ceased accounting for our investment in GTC under the equity method of accounting in June 2002.

        We consolidated the results of Peptimmune through February 2003 because during that period we owned 100% of its outstanding stock. In March 2003, our investment in Peptimmune decreased to approximately 12% as a result of the sale by Peptimmune of shares of its Series B voting preferred stock to third-party investors. Although our ownership interest in Peptimmune has declined below 20%, we account for the investment in Peptimmune under the equity method of accounting because certain factors exist that cause us to continue to have significant influence over Peptimmune, including that the chairman of Peptimmune is a member of our board of directors and we have license and continuing service agreements with Peptimmune.

        We classify all of our marketable equity investments as available-for-sale. We classify our investments in marketable debt securities as either held-to-maturity or available-for-sale based on facts and circumstances present at the time we purchase the securities. As of each balance sheet date presented, we classified all of our investments in debt securities as available-for-sale. We report available-for-sale investments at fair value as of each balance sheet date and include any unrealized holding gains and losses (the adjustment to fair value) in stockholders' equity. Realized gains and losses are determined on the specific identification method and are included in investment income. If any adjustment to fair value reflects a decline in the value of the investment, we consider all available evidence to evaluate the extent to which the decline is "other than temporary" and mark the investment to market through a charge to our statement of operations. Investments in equity securities for which fair value is not readily determinable are carried at cost, subject to review for impairment. We classify our investments with remaining maturities of 12 months or less as short-term investments exclusive of those categorized as cash equivalents. We classify our investments with remaining maturities of greater than twelve months as long-term investments, unless we do not expect to hold the investment to maturity.

        For additional information on our investments, please read Note J., "Investments in Marketable Securities and Strategic Equity Investments," and Note K., "Equity Method Investments," below.

Inventories

        We value inventories at cost or, if lower, fair value. We determine cost using the first-in, first-out method.

        We analyze our inventory levels quarterly and write down to its net realizable value:

  •
  inventory that has become obsolete;

  •
  inventory that has a cost basis in excess of its expected net realizable value;

  •
  inventory in excess of expected requirements; and

  •
  expired inventory.

        We capitalize inventory produced for commercial sale, which may result in the capitalization of inventory that has not been approved for sale. If a product is not approved for sale, it would result in the write-off of the inventory and a charge to earnings. At December 31, 2004, our total inventories included $5.5 million of inventory for Myozyme, which has not yet been approved for sale. In December 2004, we submitted a marketing application for Myozyme in the European Union. At December 31, 2003, our inventory for products not yet approved for sale was not significant.

Property, Plant and Equipment

        We record property, plant and equipment at cost. When we dispose of these assets, we remove the related cost and accumulated depreciation and amortization from the related accounts on our balance sheet and include any resulting gain or loss in our statement of operations.

        We generally compute depreciation using the straight-line method over the estimated useful lives of the assets. We compute economic lives as follows:

  •
  plant and equipment—three to fifteen years;

  •
  furniture and fixtures—five to seven years; and

  •
  buildings—twenty to forty years.

        We depreciate certain specialized manufacturing equipment and facilities over their remaining useful lives using the units-of-production method. We evaluate the remaining life and recoverability of this equipment periodically based on the appropriate facts and circumstances.

        We amortize leasehold improvements and assets under capital leases over their useful life or, if shorter, the term of the applicable lease.

        For products we expect to commercialize, we capitalize, to construction-in-progress, the costs we incur in validating the manufacturing process. We begin this capitalization when we consider the product to have demonstrated technological feasibility and end this capitalization when the asset is substantially complete and ready for its intended use. These capitalized costs include incremental labor and direct material, and incremental fixed overhead and interest. We depreciate these costs using the straight-line method or the units-of-production method.

Goodwill and Other Intangible Assets

        Our intangible assets consist of:

  •
  goodwill;

  •
  covenants not to compete;

  •
  purchased technology rights;

  •
  customer lists; and

  •
  patents, trademarks and trade names.

        Effective January 1, 2002, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets," which requires that ratable amortization of goodwill and certain intangible assets be replaced with the periodic tests of goodwill's impairment and that other intangible assets be amortized over their useful lives unless these lives are determined to be indefinite.

        We amortize intangible assets using the straight-line method over their estimated useful lives, which range between 1 to 15 years or, if significantly greater, as the economic benefits of the assets are realized. To date, all of our assets have been amortized using the straight-line method.

Accounting for the Impairment of Long-Lived Assets

        We periodically evaluate our long-lived assets for potential impairment under SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." We perform these evaluations whenever events or changes in circumstances suggest that the carrying amount of an asset or group of assets is not recoverable. Indicators of potential impairment include:

  •
  a significant change in the manner in which an asset is used;

  •
  a significant decrease in the market value of an asset;

  •
  a significant adverse change in its business or the industry in which it is sold; and

  •
  a current period operating cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the asset.

        If we believe an indicator of potential impairment exists, we test to determine whether impairment recognition criteria in SFAS No. 144 have been met. We charge impairments of the long-lived assets to operations if our evaluations indicate that the carrying value of these assets is not recoverable.

Translation of Foreign Currencies

        We translate the financial statements of our foreign subsidiaries from local currency into U.S. dollars using:

  •
  the current exchange rate at each balance sheet date for assets and liabilities;

  •
  the average exchange rate prevailing during each period for revenues and expenses; and

  •
  the historical exchange rate for our investments in our foreign subsidiaries.

We consider the local currency for all of our foreign subsidiaries to be the functional currency for that subsidiary. As a result, we included translation adjustments for these subsidiaries in stockholders' equity. We also record as a charge or credit to stockholders' equity exchange gains and losses on intercompany balances that are of a long-term investment nature. Our stockholders' equity includes net cumulative foreign currency translation gains of $253.7 million at December 31, 2004 and $173.3 million at December 31, 2003. Gains and losses on all other foreign currency transactions are included in our results of operations.

Derivative Instruments

        SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that we recognize all derivative instruments as either assets or liabilities in our consolidated balance sheet and measure those instruments at fair value. Subsequent changes in fair value are reflected in current earnings or other comprehensive income, depending on whether a derivative instrument is designated as part of a hedge relationship and, if it is, the type of hedge relationship.

Revenue Recognition

        We recognize revenue from product sales when persuasive evidence of an arrangement exists, the product has been shipped, and title and risk of loss have passed to the customer and collection from the customer is reasonably assured. We recognize revenue from service sales, such as Carticel services and genetic testing services, when we have finished providing the service. We recognize the revenue from the contracts to perform research and development services and selling and marketing services over the term of the applicable contract and as we complete our obligations under that contract. We recognize non-refundable, up-front license fees over the related performance period or at the time we have no remaining performance obligations.

        Revenue from milestone payments for which we have no continuing performance obligations is recognized upon achievement of the related milestone. When we have continuing performance obligations, the milestone payments are deferred and recognized as revenue over the term of the arrangement as we complete our performance obligations.

        We evaluate revenue from agreements that have multiple elements to determine whether the components of the arrangement represent separate units of accounting as defined in EITF Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables." EITF 00-21 requires that the delivered items have value to the customer on a standalone basis, there is objective and reliable evidence of fair value of the undelivered items; and delivery or performance is probable and within our control for any delivered items that have a right of return.

        We follow the guidance of EITF 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent" in the presentation of revenues and direct costs of revenues. This guidance requires us to assess whether we act as a principal in the transaction or as an agent acting on behalf of others. We record revenue transactions gross in our statements of operations if we are deemed the principal in the transaction, which includes being the primary obligor and having the risks and rewards of ownership.

        We receive royalties related to the manufacture, sale or use of our products or technologies under license arrangements with third parties. For those arrangements where royalties are reasonably estimable, we recognize revenue based on estimates of royalties earned during the applicable period and adjust for differences between the estimated and actual royalties in the following quarter. Historically, these adjustments have not been material. For those arrangements where royalties are not reasonably estimable, we recognize revenue upon receipt of royalty statements from the licensee.

        We record allowances for product returns, rebates payable to Medicaid, managed care organizations or customers and sales discounts. These allowances are recorded as reductions of revenue at the time product sales are recorded. These amounts are based on our estimates of the amount of product in the distribution channel and the percent of end-users covered by Medicaid or managed care organizations. We record consideration paid to a customer or reseller of our products as a reduction of revenue unless we receive an identifiable and separable benefit for the consideration, and we can reasonably estimate the fair value of the benefit received. If both conditions are met, we record the consideration paid to the customer as an expense.

        We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers was to deteriorate and result in an impairment of their ability to make payments, additional allowances may be required.

Research and Development

        We expense internal and external research and development costs, including costs of funded research and development arrangements, in the period incurred. We also expense the cost of purchased technology in the period of purchase if we believe that the technology has not demonstrated technological feasibility and that it does not have an alternative future use.

Issuance of Stock By a Subsidiary or an Affiliate

        We include gains on the issuance of stock by our subsidiaries and affiliates in net income unless that subsidiary or affiliate is a research and development, start-up or development stage company or an entity whose viability as a going concern is under consideration. In those situations, we account for the change in our equity ownership of that subsidiary or affiliate in other comprehensive income or loss.

Income Taxes

        We use the asset and liability method of accounting for deferred income taxes. Our provision for income taxes includes income taxes currently payable and those deferred because of temporary differences between the financial statement and tax bases of assets and liabilities. We record liabilities for income tax contingencies based on our best estimate of the underlying exposures.

        We have not provided for possible U.S. taxes on the undistributed earnings of foreign subsidiaries. We do not believe it is practicable to determine the tax liability associated with the repatriation of our foreign earnings because it is our policy to indefinitely reinvest these earnings in non-U.S. operations. These undistributed foreign earnings totaled $133.4 million at December 31, 2004 and $64.4 million at December 31, 2003.

Comprehensive Income (Loss)

        Comprehensive income (loss) consists of net income or loss and all changes in equity from non-shareholder sources, including changes in unrealized gains and losses on investments and on derivative instruments designated as hedges, foreign currency translation adjustments and minimum liabilities for accumulated benefit obligations, net of taxes.

Net Income (Loss) Per Share

        Through June 30, 2003, we calculated earnings per share for each series of stock using the two-class method. To calculate basic earnings per share for each series of stock, we divided the earnings allocated to each series of stock by the weighted average number of outstanding shares of that series of stock during the applicable period. When we calculated diluted earnings per share, we also included in the denominator all potentially dilutive securities outstanding during the applicable period if inclusion of such securities was not anti-dilutive. We allocated our earnings to each series of our common stock based on the earnings attributable to that series of stock. Through June 30, 2003, the earnings attributable to Genzyme Stock, as defined in our charter, were equal to the net income or loss of Genzyme General determined in accordance with accounting principles generally accepted in the United States and as adjusted for tax benefits allocated to or from Genzyme General in accordance with our management and accounting policies in effect at the time. Earnings attributable to Biosurgery

Stock and Molecular Oncology Stock were defined similarly and, as such, were based on the net income or loss of the corresponding division as adjusted for the allocation of tax benefits.

        Effective July 1, 2003, in connection with the elimination of our tracking stock structure, we ceased allocating earnings or losses to Biosurgery Stock and Molecular Oncology Stock. From that date forward, all of our earnings or losses are allocated to Genzyme Stock. Earnings or losses allocated to Biosurgery Stock and Molecular Oncology Stock prior to July 1, 2003 will remain allocated to those stocks and are not affected by the elimination of our tracking stock structure.

Accounting for Stock Based Compensation

        In accounting for stock-based compensation, we do not recognize compensation expense for qualifying options granted to our employees and directors under the provisions of our stock-based compensation plans with fixed terms and an exercise price greater than or equal to the fair market value of the underlying series of our common stock on the date of grant. All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123, as amended, and Emerging Issues Task Force, or EITF, Issue No. 96-18, "Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

        The following table sets forth our net income (loss) data as if compensation expense for our stock-based compensation plans was determined in accordance with SFAS No. 123, as amended, based on the fair value at the grant dates of the awards (amounts in thousands):

	For the Years Ended December 31,
	2004	2003	2002
	(Amounts in thousands, except per share amounts)
Net income (loss):
As reported	$86,527	$(67,592)	$(13,074)
Add: employee stock-based compensation included in as-reported, net of tax	6	375	844
Deduct: pro forma employee stock-based compensation expense, net of tax	(94,078)	(80,035)	(69,728)

Pro forma	$(7,545)	$(147,252)	$(81,958)

        The following table sets forth the impact to our historical net income (loss) per share data as if compensation expense for our stock-based compensation plans was determined in accordance with SFAS No. 123:

	For the Years Ended December 31,
	2004	2003	2002
Net income (loss) per share allocated to Genzyme Stock (1):
Basic:
As reported	$0.38	$0.43	$0.83

Pro forma	$(0.03)	$0.08	$0.56

Diluted:
As reported	$0.37	$0.42	$0.81

Pro forma	$(0.03)	$0.08	$0.55

Net loss per share allocated to Biosurgery Stock – basic and diluted (1):
As reported		$(3.76)	$(4.20)

Pro forma		$(3.82)	$(4.37)

Net loss per share of Molecular Oncology Stock – basic and diluted (1):
As reported		$(0.54)	$(1.41)

Pro forma		$(0.63)	$(1.63)

(1)
Effective July 1, 2003, in connection with the elimination of our tracking stock structure, we ceased allocating earnings or losses to Genzyme Biosurgery and Genzyme Molecular Oncology. From that date forward, all of our earnings or losses are allocated to Genzyme General. Earnings or losses allocated to Genzyme Biosurgery and Genzyme Molecular Oncology prior to July 1, 2003 remain allocated to those divisions and are not affected by the elimination of our tracking stock structure.

The effects of applying SFAS No. 123 are not necessarily representative of the effects on reported net income (loss) in future years. Additional awards in future years are anticipated.

        We estimate the fair value of each option grant using the Black-Scholes option-pricing model. In computing these pro forma amounts, we used the following assumptions:

	Risk-Free Interest Rate	Volatility	Dividend Yield	Expected Option Life (In Years)	Average Fair Value
GENZYME STOCK:
2004	3.47%	54%	0%	5	$21.92
2003	3.26%	54%	0%	5	$22.37
2002	4.64%	54%	0%	5	$16.77
BIOSURGERY STOCK:
Through June 30, 2003	2.16%	91%	0%	5	$1.49
2002	4.64%	91%	0%	5	$3.13
MOLECULAR ONCOLOGY STOCK:
Through June 30, 2003	2.16%	105%	0%	5	$1.93
2002	4.64%	105%	0%	5	$1.92

Recent Accounting Pronouncements

        EITF Issue No. 03-01, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." In March 2004, the FASB approved the consensus reached on EITF Issue No. 03-01, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments". EITF 03-01 provides guidance on determining when an investment is considered impaired, whether that impairment is other than temporary and the measure of the impairment loss. EITF 03-01 also provides new disclosure requirements for other-than-temporary impairments on debt and equity investments. In September 2004, the FASB delayed until further notice the effective date of the measurement and recognition guidance contained in EITF 03-01, however the disclosure requirements are currently effective. We do not expect the adoption of EITF 03-01 to have a material impact on our financial position, results of operations or cash flows.

        EITF Issue No. 03-6, "Participating Securities and the Two-Class Method Under FASB Statement No. 128." In April 2004, the EITF issued Statement No. 03-6, "Participating Securities and the Two-Class Method Under FASB Statement No. 128, Earnings Per Share." EITF 03-6 addresses a number of questions regarding the computation of earnings per share by a company that has issued securities other than common stock that contractually entitle the holder to the right to participate in dividends when, and if, declared. The issue also provides further guidance in applying the two-class method of calculating earnings per share, clarifying the definition of a participating security and how to apply the two-class method. EITF 03-6 was effective for fiscal periods beginning after March 31, 2004 and was required to be retroactively applied. We evaluated the terms of our convertible notes and debentures and determined that none of these instruments qualified as participating securities under the provisions of EITF 03-6. As a result, the adoption of EITF 03-6 had no effect on our earnings per share for the years ended December 31, 2004, 2003 and 2002.

        EITF Issue No. 04-8, "The Effect of Contingently Convertible Debt on Diluted Earnings Per Share." In September 2004, the EITF reached a consensus on Issue No. 04-8, "The Effect of Contingently Convertible Debt on Diluted Earnings Per Share." EITF 04-8 requires that all contingently convertible debt instruments be included in diluted earnings per share using the if-converted method, regardless of whether the market price trigger (or other contingent feature) has been met. EITF 04-8 is effective for reporting periods ending after December 15, 2004 and requires that prior period earnings per share amounts presented for comparative purposes be restated. Under the provisions of EITF 04-8, the $690.0 million in principal under our 1.25% convertible senior notes, which represent 9.7 million potential shares of common stock, will be included in the calculation of diluted earnings per share using the if-converted method regardless of whether or not the contingent requirements have been met for conversion to common stock. We adopted EITF 04-8 during the fourth quarter of 2004, and have determined that the adoption of EITF 04-8 has not had a significant impact on the 2003 earnings per share calculations due to the fact that the notes were not outstanding for a significant period of time in 2003.

        EITF Issue No. 04-10, "Determining Whether to Aggregate Operating Segments That Do Not Meet the Quantitative Thresholds." In September 2004, the EITF reached a consensus on Issue No. 04-10, "Determining Whether to Aggregate Operating Segments That Do Not Meet the Quantitative Thresholds." EITF 04-10 requires that operating segments that do not meet the quantitative thresholds can be aggregated to produce a reporting segment if: (i) the aggregation is consistent with the objective and basic principles of SFAS No. 131, "Segment Reporting"; (ii) the segments have similar economic characteristics; and (iii) the segments have a majority of other aggregation criteria, such as similar products and services, production processes, types of customers, distribution methods and regulatory environment. The consensus on EITF 04-10 originally was effective for fiscal years ended after October 13, 2004. Concurrently, the FASB staff began drafting a proposed FASB Staff Position, or FSP, to provide guidance in determining whether two or more operating segments have similar economic characteristics. Since the guidance in EITF 04-10 and the proposed FSP are interrelated, the effective date of Issue 04-10 has been postponed to coincide with the effective date of the FSP. In March 2005, the FASB released for public comment proposed FSP No. FAS 131-a, "Determining Whether Operating Segments Have 'Similar Economic Characteristics' under Paragraph 17 of FASB Statement No. 131, Disclosures about Segments of an Enterprise and Related Information." The proposed FSP provides additional guidance on how to determine whether two or more of a company's operating segments have similar economic characteristics when assessing whether those operating segments may be aggregated into a single operating segment. The proposed FSP indicates that (1) both quantitative and qualitative factors should be considered in determining whether the economic characteristics of two or more operating segments are similar and (2) the factors that a company should consider in making this assessment should be based on the factors that the company's chief operating decision maker uses in allocating resources to the individual segments. We are monitoring developments related to EITF 04-10 and proposed FSP No. FAS 131-a and will adopt the final standards, if any, upon issuance.

        SFAS No. 151, "Inventory Costs, an amendment of ARB No. 43, Chapter 4." In November 2004, the FASB issued SFAS No. 151, "Inventory Costs, an amendment of ARB No. 43, Chapter 4." SFAS No. 151 clarifies that abnormal amounts of idle facility expense, freight, handling costs and wasted materials should be recognized as current period charges in all circumstances. SFAS No. 151 will be effective for us beginning January 1, 2006. We do not expect the adoption of SFAS No. 151 to have a material effect on our consolidated financial statements.

        SFAS No. 123R, "Share-Based Payment, an amendment of FASB Statement Nos. 123 and 95" In December 2004, the FASB, issued a revision to SFAS 123, also known as SFAS 123R, that amends existing accounting pronouncements for share-based payment transactions in which an enterprise receives employee and certain non-employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. SFAS 123R eliminates the ability to account for share-based compensation transactions using APB 25 and generally requires such transactions be accounted for using a fair-value-based method. SFAS 123R's effective date would be applicable for awards that are granted, modified, become vested, or settled in cash in interim or annual periods beginning after June 15, 2005. SFAS 123R includes three transition methods: one that provides for prospective application and two that provide for retrospective application. We intend to adopt SFAS 123R prospectively commencing in the third quarter of the fiscal year ending December 31, 2005. We expect that the adoption of SFAS 123R will cause us to record, as expense each quarter, a non-cash accounting charge approximating the fair value of such share based compensation meeting the criteria outlined in the provisions of SFAS 123R.

NOTE B.    NET INCOME (LOSS) PER SHARE

Genzyme Stock (1):

        The following table sets forth our computation of basic and diluted net income per share of Genzyme Stock (amounts in thousands, except per share amounts):

	For the Years Ended December 31,
	2004	2003	2002
Net income	$86,527	$82,143	$150,731
Tax benefit allocated from Genzyme Biosurgery	—	8,720	18,508
Tax benefit allocated from Genzyme Molecular Oncology	—	3,420	9,287

Net income allocated to Genzyme Stock – basic	86,527	94,283	178,526
Effect of dilutive securities:
1 1/4% convertible senior notes (2):
Interest expense	—	497	—

Net income allocated to Genzyme Stock – diluted	$86,527	$94,780	$178,526

Shares used in computing net income per common share – basic	228,175	219,376	214,038
Effect of dilutive securities:
Shares issuable for the assumed conversion of our 1.25% convertible senior notes (2)	—	557	—
Stock options (3)	6,133	6,033	5,340
Warrants and stock purchase rights	10	10	10

Dilutive potential common shares	6,143	6,600	5,350

Shares used in computing net income per common share – diluted (2,3,4)	234,318	225,976	219,388

Net income per share of Genzyme Stock:
Basic	$0.38	$0.43	$0.83

Diluted	$0.37	$0.42	$0.81

(1)
Effective July 1, 2003, in connection with the elimination of our tracking stock structure, we ceased allocating earnings to Genzyme Biosurgery and Genzyme Molecular Oncology. From that date forward, all of our earnings are allocated to Genzyme General. Earnings or losses allocated to Genzyme Biosurgery and Genzyme Molecular Oncology prior to July 1, 2003 remain allocated to those divisions and are not affected by the elimination of our tracking stock structure.

(2)
Reflects the retroactive application of the provisions of EITF 04-8. The assumed conversion of our $690.0 million in principal 1.25% convertible senior notes does not impact the diluted earnings per share calculation for the year ended December 31, 2004 because the effect would be anti-dilutive or for the year ended December 31, 2002 because the notes were not issued until December 2003.

(3)
We did not include the securities described in the following table in the computation of diluted earnings per share because these securities had an exercise price greater than the average market price of Genzyme Stock during each such period (amounts in thousands):

	For the Years Ended December 31,
	2004	2003	2002
Shares of Genzyme Stock issuable upon exercise of outstanding options	6,078	8,974	13,576

(4)
We did not retroactively include the potentially dilutive effect of the assumed conversion of the $575.0 million in principal of 3% convertible subordinated debentures in the computation of dilutive earnings per share for Genzyme Stock for the years ended December 31, 2003 and 2002, because we redeemed these debentures for cash in June 2004. The debentures were contingently convertible into approximately 8.2 million shares of Genzyme Stock at an initial conversion price of $70.30 per share.

Biosurgery Stock (1):

        For the periods presented, basic and diluted net loss per share of Biosurgery Stock were the same. We did not include the securities described in the following table in the computation of Biosurgery Stock diluted net loss per share for each period because these securities would have an anti-dilutive effect due to the net loss allocated to Biosurgery Stock (amount in thousands):

	For the Years Ended December 31,
	2003	2002
Shares of Biosurgery Stock issuable upon exercise of outstanding options	7,796	7,573
Warrants to purchase Biosurgery Stock	7	7
Biosurgery designated shares(2)	3,128	3,118
Biosurgery designated shares reserved for options(2)	62	77
Shares issuable upon conversion of the 6.9% convertible subordinated note allocated to Genzyme Biosurgery (3)	—	358

Total shares excluded from the calculation of diluted net loss per share of Biosurgery Stock	10,993	11,133

(1)
Effective July 1, 2003, in connection with the elimination of our tracking stock structure, we ceased allocating earnings to Genzyme Biosurgery and Genzyme Molecular Oncology. From that date forward, all of our earnings are allocated to Genzyme General. Earnings or losses allocated to Genzyme Biosurgery and Genzyme Molecular Oncology prior to July 1, 2003 remain allocated to those divisions and are not affected by the elimination of our tracking stock structure.

(2)
Biosurgery designated shares were authorized shares of Biosurgery Stock that were not issued and outstanding, but which our board of directors could have issued, sold or distributed without allocating the proceeds to Genzyme Biosurgery. Effective July 1, 2003, all shares of Biosurgery Stock were cancelled in connection with the elimination of our tracking stock structure.

(3)
These shares were reserved in connection with the conversion of the 6.9% convertible subordinated note we assumed upon our acquisition of Biomatrix in December 2000. We paid cash to satisfy this note in May 2003.

Molecular Oncology Stock (1):

        For all periods presented, basic and diluted net loss per share of Molecular Oncology Stock are the same. We did not include the securities described in the following table in the computation of Molecular Oncology Stock diluted net loss per share for each period because these securities would have an anti-dilutive effect due to the net loss allocated to Molecular Oncology Stock (amounts in thousands):

	For the Years Ended December 31,
	2003	2002
Shares of Molecular Oncology Stock issuable upon exercise of outstanding options	3,465	2,870
Molecular Oncology designated shares (2)	1,651	1,651

Total shares excluded from the calculation of diluted net loss per share of Molecular Oncology Stock	5,116	4,521

(1)
Effective July 1, 2003, in connection with the elimination of our tracking stock structure, we ceased allocating earnings to Genzyme Biosurgery and Genzyme Molecular Oncology. From that date forward, all of our earnings are allocated to Genzyme General. Earnings or losses allocated to Genzyme Biosurgery and Genzyme Molecular Oncology prior to July 1, 2003 remain allocated to those divisions and are not affected by the elimination of our tracking stock structure.

(2)
Molecular Oncology designated shares were authorized shares of Molecular Oncology Stock that were not issued and outstanding, but which our board of directors could have issued, sold or distributed without allocating the proceeds to Genzyme Molecular Oncology. Effective July 1, 2003, all shares of Molecular Oncology Stock were cancelled in connection with the elimination of our tracking stock structure.

NOTE C.    MERGERS AND ACQUISITIONS

Acquisition of Verigen AG

        In February 2005, we acquired Verigen AG, a private company based in Germany with a proprietary cell therapy product for cartilage repair currently sold in Europe and Australia, for $10.0 million in initial payments and potential payments of up to an aggregate of approximately $40 million over the next six years based upon the achievement of development and commercial milestones relating to regulatory approval and commercialization in the United States for Verigen's MACI and royalties on sales of the product. To date we have acquired approximately 96% of Verigen's shares and anticipate acquiring the remaining shares in the first half of 2005.

Acquisition of Synvisc Sales and Marketing Rights from Wyeth

        On January 6, 2005 we consummated an arrangement with Wyeth under which we reacquired the sales and marketing rights to Synvisc in the United States, as well as Germany, Poland, Greece, Portugal and the Czech Republic. In exchange for the sales and marketing rights, we paid a total of $121.0 million in cash to Wyeth in the first quarter of 2005. Additionally, we will make a series of contingent payments to Wyeth based on the volume of Synvisc sales in the covered territories. These additional payments could extend out to June 2012, or could total a maximum of $293.7 million, whichever comes first. Upon closing this transaction, we began to record revenue from sales of Synvisc to end-users in these territories. We will continue to record all of the research and development expenses related to Synvisc and will also now record SG&A expenses related to the additional Synvisc sales force we assumed from Wyeth.

Acquisition of ILEX

        In December 2004, we completed our acquisition of ILEX, an oncology drug development company. The ILEX shareholders received 0.4682 of a share of Genzyme Stock for each ILEX share owned. Cash was paid for fractional shares. The transaction had a total value of approximately $1.1 billion, based on ILEX's 39.4 million shares outstanding at the date of acquisition, and our offer price of $55.88, the per share value of Genzyme Stock exchanged in the acquisition. We accounted for the acquisition as a purchase and accordingly, included its results of operations in our consolidated statements of operations from December 20, 2004, the date of acquisition.

        The purchase price was allocated to the estimated fair value of the acquired tangible and intangible assets and assumed liabilities as follows (amounts in thousands):

Issuance of 18,457,679 shares of Genzyme Stock	$1,031,485
Issuance of options to purchase 1,736,654 shares of Genzyme Stock	38,440
Acquisition costs	10,728

Total purchase price	$1,080,653

Cash and cash equivalents	$121,128
Restricted cash	604
Accounts receivable	13,100
Inventories	16,584
Deferred tax assets – current	27,307
Other current assets	2,896
Property, plant and equipment	2,162
Restricted long-term investments	1,691
Goodwill	478,539
Other intangible assets (to be amortized over 11 to 12 years)	228,627
In-process research and development	254,520
Deferred tax assets – noncurrent	24,983
Other noncurrent assets	1,648
Assumed liabilities:
Notes payable – short-term	(19,968)
Unfavorable lease liability	(1,610)
Liabilities for exit activities	(5,330)
Income tax payable	(40,852)
Other	(25,376)

Allocated purchase price	$1,080,653

        The purchase price was allocated to the intangible assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The excess of the purchase price over the estimated fair value of the assets acquired and liabilities assumed amounted to $478.5 million, which was allocated to goodwill. We expect that substantially all of the amount allocated to goodwill will not be deductible for tax purposes.

        The allocation of the purchase price remains subject to potential adjustments, including adjustments for liabilities associated with certain exit activities.

In-Process Research and Development

        In connection with our acquisition of ILEX, we acquired IPR&D related to three development projects, Campath (for indications other than B-cell chronic lymphocytic leukemia), Clolar (clofarabine) and tasidotin hydrochloride, formerly referred to as ILX-651.

        Campath is a humanized monoclonal antibody that binds to a specific target, CD52, on cell surfaces leading to the destruction of malignant, or cancerous, cells. Campath was launched in

May 2001 in the United States and in August 2001 in Europe under the name MabCampath. The product is approved for use in patients with B-cell chronic lymphocytic leukemia who have been treated with alkylating agents and who have failed fludarabine therapy. At the time of acquisition, clinical trials in non-Hodgkin's lymphoma, multiple sclerosis and other cancer and non-cancer indications were being conducted.

        Clolar is a next-generation, purine nucleoside antimetabolite that is currently under investigation in pediatric and adult leukemias and solid tumors. In December 2004, after the date of acquisition of ILEX, the FDA granted marketing approval for Clolar for the treatment of children with refractory or relapsed acute lymphoblastic leukemia. At the time of the acquisition, clinical trials for hematologic cancer, solid tumor and additional pediatric acute leukemia indications were being conducted.

        Tasidotin is a next-generation synthetic pentapeptide analog of the natural substance dolastatin-15. This product candidate targets tubulin and has been chemically modified to provide improved pharmacological properties over earlier members of its class. ILEX initiated phase 2 clinical trials of tasidotin in late 2003 and 2004 in a variety of indications.

        As of the date this transaction closed, none of these projects had reached technological feasibility nor had an alternative future use. Accordingly, we allocated to IPR&D, and charged to expense in our consolidated statements of operations in December 31, 2004, $254.5 million, representing the portion of the purchase price attributable to these projects, of which $96.9 million is attributable to the Campath development projects, $113.4 million is attributable to the clofarabine development projects and $44.2 million is related to the tasidotin development projects.

        Management assumes responsibility for determining the IPR&D valuation. The fair value assigned to purchased IPR&D was estimated by discounting, to present value, the cash flows expected to result from each project once it has reached technological feasibility. We used a discount rate of 11% for Campath, 12% for Clolar and 13% for tasidotin and cash flows that have been probability-adjusted to reflect the risks of advancement through the product approval process. In estimating future cash flows, we also considered other tangible and intangible assets required for successful exploitation of the technology resulting from the purchased IPR&D projects and adjusted future cash flows for a charge reflecting the contribution to value of these assets.

Restructuring Plans

        In connection with the acquisition of ILEX, we initiated an integration plan to consolidate and restructure certain functions and operations, including the relocation and termination of certain ILEX personnel and the closure of certain ILEX's leased facilities. These costs have been recognized as liabilities assumed in connection with the acquisition of ILEX in accordance with EITF 95-3 and are subject to potential adjustment as certain exit activities are confirmed or refined. The following table summarizes the liabilities established for exit activities related to the acquisition of ILEX (amounts in thousands):

	Employee Related Benefits	Closure of Leased Facilities	Other Exit Activities	Total Exit Activities
Recorded at acquisition date	$4,900	$216	$214	$5,330
Payments in 2004	—	(140)	(5)	(145)

Balance at December 31, 2004	$4,900	$76	$209	$5,185

        We expect to pay employee related benefits to the former employees of ILEX through the first quarter of 2006.

        We also recorded an estimated tax liability of $40.9 million related to the integration of ILEX.

Acquisition of Physician Services and Analytical Services Business Units of IMPATH

        In May 2004, we acquired substantially all of the pathology/oncology testing assets related to the Physician Services and Analytical Services business units of IMPATH, a national medical testing provider, for total cash consideration of $215.3 million. We accounted for the acquisition as a purchase and accordingly, included its results of operations related to these business units in our consolidated statements of operations from May 1, 2004, the date of acquisition. The purchase price is subject to adjustment based upon the completion of a post-closing assessment of the working capital of the acquired business units as of April 30, 2004.

        The purchase price and the allocation of the purchase price to the estimated fair value of the acquired tangible and intangible assets and assumed liabilities are as follows (amounts in thousands):

Cash paid	$212,094
Acquisition costs	3,183

Total purchase price.	$215,277

Accounts receivable	$14,483
Inventory	1,956
Deferred tax assets – current	541
Other current assets	2,524
Property, plant & equipment	15,028
Goodwill	157,516
Other intangible assets (to be amortized over 0.4 to 10 years)	34,760
Deferred tax assets – noncurrent	835
Other non current assets	213
Assumed liabilities:
Customer credit balances	(6,674)
Unfavorable lease liability	(2,269)
Liabilities for exit activities	(1,470)
Other assumed liabilities	(2,166)

Allocated purchase price	$215,277

        The purchase price was allocated to the intangible assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The excess of the purchase price over the estimated fair value of the assets acquired and liabilities assumed amounted to $157.5 million, which was allocated to goodwill. Pro forma results are not presented for our acquisition for the pathology/oncology testing assets of IMPATH because the acquisition did not have a significant effect on our results of operations.

        In connection with the acquisition of these assets, we initiated an integration plan to consolidate and restructure certain functions and operations, including the relocation and termination of certain personnel and the closure of certain of the facilities leased by these business units of IMPATH. These costs have been recognized as liabilities assumed in connection with the purchase of the IMPATH assets in accordance with EITF Issue No. 95-3, "Recognition of Liabilities in Connection with Purchase Business Combinations." The following table summarizes the liabilities established for exit activities related to this acquisition (amounts in thousands):

	Employee Related Benefits	Closure of Leased Facilities	Total Exit Activities
Recorded at acquisition date	$1,434	$36	$1,470
Payments in 2004	(447)	(4)	(451)

Balance at December 31, 2004	$987	$32	$1,019

        We expect to pay employee related benefits to former employees of the Physician Services and Analytical Services business units of IMPATH and make payments related to the closure of certain of the facilities leased by these business units through the end of 2005.

Acquisition of Alfigen

        In February 2004, we acquired substantially all of the assets of Alfigen, Inc., or Alfigen, a national genetic testing provider based in Pasadena, California, for an aggregate purchase price of $47.5 million in cash. We accounted for the acquisition as a purchase and accordingly, the results of operations of Alfigen are included in our consolidated financial statements from February 21, 2004, the date of acquisition.

        The purchase price and the allocation of the purchase price to the estimated fair value of the acquired tangible and intangible assets and assumed liabilities are as follows (amounts in thousands):

Cash paid	$47,500

Total purchase price	$47,500

Deferred tax assets—current	$52
Other current assets	103
Property, plant & equipment	1,244
Goodwill	33,235
Other intangible assets (to be amortized over 5 to 10 years)	13,000
Liabilities for exit activities	(134)

Allocated purchase price	$47,500

        The purchase price was allocated to the intangible assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The excess of the purchase price over the estimated fair value of the assets acquired and liabilities assumed amounted to $33.2 million, which was allocated to goodwill. We will perform an impairment test for the goodwill on a periodic basis in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets." Pro forma results are not presented for the acquisition of substantially all of the assets of Alfigen because the acquisition did not have a significant effect on our results of operations.

        In connection with the acquisition of Alfigen, we initiated an integration plan to consolidate and restructure certain functions and operations of Alfigen, including the termination of certain Alfigen personnel. These costs have been recognized as liabilities for employee related benefits assumed in connection with the acquisition of the Alfigen assets in accordance with EITF 95-3. The amount of assumed liabilities for employee related benefits was not significant and, as of December 31, 2004, all employee related benefits have been paid to the eligible former employees of Alfigen.

Acquisition of SangStat

        In September 2003, we completed an all cash tender offer for the outstanding common stock (and associated preferred stock purchase rights) of SangStat for $22.50 per outstanding SangStat share. The aggregate consideration paid (or set aside) was $636.6 million in cash. We accounted for the acquisition as a purchase. Accordingly, the results of operations of SangStat are included in our consolidated financial statements from September 11, 2003, the day after the expiration of the tender offer.

        The purchase price and the allocation of the purchase price to the estimated fair value of the acquired tangible and intangible assets and assumed liabilities are as follows (amounts in thousands):

Cash paid for shares tendered	$602,269
Amount paid for the buyout of options to purchase shares of SangStat common stock	28,269
Acquisition costs	6,021

Total purchase price	$636,559

Cash and cash equivalents	$71,253
Marketable securities	28,182
Accounts receivable	25,745
Inventories	33,069
Deferred tax asset current	68,040
Other current assets	4,385
Property, plant and equipment	2,779
Intangible assets (to be amortized over 1.25 to 10 years)	256,000
Goodwill	132,111
In-process research and development	158,000
Other assets	11,438
Assumed liabilities:
6.5% convertible note due March 29, 2004	(11,267)
Notes payable	(6,965)
Other assumed liabilities	(39,733)
Liabilities for exit activities	(11,067)
Deferred tax liability	(85,411)

Allocated purchase price	$636,559

        The purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The excess of the purchase price over the estimated fair values of the assets acquired and liabilities assumed amounted to $132.1 million, which was allocated to goodwill. We expect that substantially all of the amount allocated to goodwill will not be deductible for tax purposes.

        In connection with the acquisition of SangStat, we initiated an integration plan to consolidate and restructure certain functions and operations of SangStat, including the relocation and termination of certain SangStat personnel and the closure of certain of SangStat's leased facilities. These costs have been recognized as liabilities assumed in connection with the purchase of SangStat in accordance with

EITF 95-3. The following table summarizes the liabilities established for exit activities related to the acquisition of SangStat (amounts in thousands):

	Employee Related Benefits	Closure of Leased Facilities (1)	Other Exit Activities	Total Exit Activities
Recorded at acquisition date	$7,118	$2,561	$49	$9,728
Revision of estimate	1,315	(233)	257	1,339
Payments in 2003	(831)	—	—	(831)

Balance at December 31, 2003	7,602	2,328	306	10,236
Revision of estimate	(455)	(320)	(184)	(959)
Payments in 2004	(5,454)	(1,408)	(122)	(6,984)

Balance at December 31, 2004	$1,693	$600	$—	$2,293

(1)
Includes costs associated with the closure of leased facilities in the United States, Germany, Spain and Canada.

        We expect to pay employee related benefits through and make payments related to leased facilities through the first half of 2005.

Pro Forma Financial Summary (Unaudited)

        The following pro forma financial summary is presented as if the acquisitions of ILEX and SangStat were completed as of the beginning of each period presented. The pro forma combined results are not necessarily indicative of the actual results that would have occurred had the acquisitions been consummated on those dates, or of the future operations of the combined entities. Material nonrecurring charges related to these acquisitions, such as IPR&D charges of $254.5 million resulting from the acquisition of ILEX and $158.0 million resulting from the acquisition of SangStat are included in the following pro forma financial summary:

	For the Years Ended December 31,
	2004	2003
Total revenues	$2,235,274	$1,834,907

Net income (loss)	$43,805	$(398,708)

Net income (loss) allocated to Genzyme Stock	$43,805	$(236,833)

Net income (loss) per share allocated to Genzyme Stock:
Basic	$0.18	$(1.00)

Diluted	$0.17	$(1.00)

Weighted average shares outstanding:
Basic	246,028	237,834

Diluted	252,499	237,834

Net loss allocated to Biosurgery Stock:
Net loss allocated to Biosurgery Stock		$(152,651)

Net loss per share allocated to Biosurgery Stock – basic and diluted		$(3.76)

Weighted average shares outstanding – basic and diluted		40,630

Net loss allocated to Molecular Oncology Stock:
Net loss allocated to Molecular Oncology Stock		$(9,224)

Net loss per share allocated to Molecular Oncology Stock		$(0.54)

Weighted average shares outstanding – basic and diluted		16,958

NOTE D.    DISPOSITION OF ASSETS

Cardiac Device Assets

        In June 2003, we sold to Teleflex, for $34.5 million in cash, substantially all of the tangible and intangible assets directly associated with our cardiac devices business, excluding our Fall River, Massachusetts manufacturing facility, the assets related to our FocalSeal product and certain other assets. In addition, Teleflex assumed $6.3 million of trade obligations directly associated with our cardiac devices business. The assets sold had a net carrying value of $68.1 million at the time of the sale. We recorded a net loss of $27.7 million in our consolidated financial statements in June 2003 in connection with this sale. We also recorded a tax benefit of $9.2 million for the reversal of related deferred tax liabilities, which was also recorded in our consolidated statements of operations. Teleflex is leasing the Fall River facility and in August 2004, exercised its option to extend the term of the lease to June 30, 2005.

NOTE E.    DERIVATIVE FINANCIAL INSTRUMENTS

        We use an interest rate swap to mitigate the risk associated with a floating rate lease obligation, and have designated the swap as a cash flow hedge. The notional amount of this swap at December 31, 2004 was $25.0 million. Because the critical terms of the swap agreement correspond to the related lease obligation, there were no amounts of hedge ineffectiveness for any period presented. No gains or losses were excluded from the assessment of hedge effectiveness. We record the differential to be paid or received on the swap as incremental interest expense. The fair value of the swap at December 31, 2004, representing the cash requirements to settle the agreement, was approximately $(1.1) million. The lease obligation that the interest rate swap is associated with matures in the fourth quarter of 2005.

        We periodically enter into foreign currency forward contracts, all of which have a maturity of less than three years. These contracts have not been designated as hedges and, accordingly, unrealized gains or losses on these contracts are reported in current earnings. The notional settlement value of foreign currency forward contracts outstanding at December 31, 2004 is $86.4 million. At December 31, 2004, these contracts had a fair value of $4.1 million, representing an unrealized loss. The amount has been recorded in our consolidated statement of operations for the year ended December 31, 2004 and in accrued expenses in our consolidated balance sheet as of December 31, 2004.

NOTE F.    ACCOUNTS RECEIVABLE

        Our trade receivables primarily represent amounts due from distributors, healthcare service providers, and companies and institutions engaged in research, development or production of pharmaceutical and biopharmaceutical products. We perform credit evaluations of our customers on an ongoing basis and generally do not require collateral. We state accounts receivable at fair value after reflecting certain allowances. This allowance was $42.4 million at December 31, 2004 and $22.8 million at December 31, 2003.

NOTE G.    INVENTORIES

	December 31,
	2004	2003
	(Amounts in thousands)
Raw materials	$65,000	$53,056
Work-in-process	79,747	96,088
Finished products	148,911	118,328

Total	$293,658	$267,472

        In June 2003, we sold $21.3 million of inventory related to our cardiac devices business to Teleflex.

        In connection with the acquisition of SangStat in September 2003, we acquired $33.1 million of inventory, of which $1.0 million is raw materials, $22.6 million is work in-process and $9.5 million is finished goods. In addition, we acquired $8.0 million of generic cyclosporine inventory that is included in other noncurrent assets in our consolidated balance sheet as of December 31, 2003 because we did not expect to sell this inventory in the twelve months following that date. In the fourth quarter of 2004 we wrote off this $8.0 million of generic cyclosporine inventory because we have exited this market.

        In connection with the acquisition of ILEX in December 2004, we acquired $16.6 million of inventory, of which $0.4 million is raw materials and $16.2 million are finished goods.

        We capitalize inventory produced for commercial sale, which may result in the capitalization of inventory that has not yet been approved for sale. If a product is not approved for sale, it would likely result in the write-off of the inventory and a charge to earnings. At December 31, 2004, our total inventories included $5.5 million of inventory for Myozyme, which has not yet been approved for sale. In December 2004, we submitted a marketing application for Myozyme in the European Union. At December 31, 2003, our inventory for products not yet approved for sale was not significant.

NOTE H.    PROPERTY, PLANT AND EQUIPMENT

	December 31,
	2004	2003
	(Amounts in thousands)
Plant and equipment	$657,697	$618,997
Land and buildings	473,400	418,481
Leasehold improvements	203,204	182,564
Furniture and fixtures	44,029	38,772
Construction-in-progress	429,474	301,717

	1,807,804	1,560,531
Less accumulated depreciation	(497,548)	(409,398)

Property, plant and equipment, net	$1,310,256	$1,151,133

        Our total depreciation expense was $95.6 million in 2004, $80.2 million in 2003 and $62.5 million in 2002.

        We have non-cancelable capital lease obligations related to our new corporate headquarters, certain administrative offices and certain machinery and equipment.

        Property, plant and equipment includes the following amounts for assets subject to capital leases (amounts in thousands):

December 31, 2004
Building – Corporate headquarters in Cambridge, Massachusetts	$130,221
Building – Administrative offices in Waltham, Massachusetts	25,000

Total	155,221
Less accumulated depreciation	(13,348)

Assets subject to capital leases, net	$141,873

        We capitalize costs we have incurred in validating the manufacturing process for products which have reached technological feasibility. As of December 31, 2004, capitalized validation costs, net of accumulated depreciation, were $10.3 million. We have capitalized the following amounts of interest costs incurred in financing the construction of our manufacturing facilities (amounts in millions):

For the Years Ended December 31,
2004	2003	2002
$8.7	$6.2	$4.5

        The estimated cost of completion for assets under construction as of December 31, 2004 is $233.5 million.

        In 2004, due to a change in plans for future manufacturing capacity and research and development facilities, we determined that we will not require all of the space we had been leasing at our facility in Oklahoma City, Oklahoma. As a result, in December 2004, we recorded a charge of $2.1 million to research and development expenses to record the exit costs related to space we have vacated and a charge for impaired assets of $4.5 million to write off the assets related to that specific area of our Oklahoma facility.

        During 2001, we began constructing a recombinant protein manufacturing facility adjacent to our existing facilities in Framingham, Massachusetts. During the quarter ended December 31, 2001, we suspended development of this site in favor of developing the manufacturing site we acquired from Pharming N.V. in Geel, Belgium. Throughout 2002, we considered various alternative plans for use of the Framingham manufacturing facility, including contract manufacturing arrangements, and whether the $16.8 million of capitalized engineering and design costs for this facility would be applicable to the future development at this site. In December 2002, due to a change in our plans for future manufacturing capacity requirements, we determined that we would not proceed with construction of the Framingham facility for the foreseeable future. As a result, we recorded a charge in the fourth quarter of 2002 to write off $14.0 million of capitalized engineering and design costs that were specific to the Framingham facility. The remaining $2.8 million of capitalized engineering and design costs were used in the construction of the Belgium manufacturing facility and, accordingly, have been reallocated as a capitalized cost of that facility.

        In 2002, we began a capital expansion program to build HA manufacturing capacity at one of our existing manufacturing facilities in Framingham. We previously manufactured bulk HA at our manufacturing facility in Haverhill, United Kingdom. During the third quarter of 2002, we determined that we had sufficient inventory levels to meet demand until the Framingham facility was completed and validated, which was estimated to be within one year. In connection with this assessment, we concluded that we no longer require the manufacturing capacity at the HA plant in the United Kingdom and recorded an impairment charge of $9.0 million in our consolidated statements of operations to write off the assets at the United Kingdom facility.

NOTE I.    GOODWILL AND OTHER INTANGIBLE ASSETS

        Effective January 1, 2002, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets," which requires that ratable amortization of goodwill and certain intangible assets be replaced with periodic tests of the goodwill's impairment and that other intangible assets be amortized over their useful lives unless these lives are determined to be indefinite.

Cumulative Effect of Change in Accounting for Goodwill

        Upon adoption of SFAS No. 142, we tested the goodwill of Biosurgery's cardiothoracic reporting unit in accordance with the transitional provisions of that standard, using the present value of expected future cash flows to estimate the fair value of this former reporting unit. We recorded an impairment charge of $98.3 million, which we reflected as a cumulative effect of a change in accounting for goodwill in our consolidated statements of operations in March 2002.

Goodwill

        Effective January 1, 2002, in accordance with the provisions of SFAS No. 142, we ceased amortizing goodwill. The following table contains the changes in our net goodwill during the years ended December 31, 2004 and 2003 (amounts in thousands):

	As of December 31, 2003	Acquisition	Impairment	Adjustments	As of December 31, 2004
Renal	$76,753	$—	$—	$—	$76,753
Therapeutics	354,709	—	—	—	354,709
Transplant (1)	132,550	—	—	(439)	132,111
Biosurgery	7,585	—	—	—	7,585
Diagnostic/Genetics (2,3)	49,249	190,751	—	5	240,005
Other (3,4)	1,101	478,539	—	113	479,753

Goodwill, net	$621,947	$669,290	$—	$(321)	$1,290,916

	As of December 31, 2002	Acquisition	Impairment	Adjustments	As of December 31, 2003
Renal	$76,753	$—	$—	$—	$76,753
Therapeutics	354,709	—	—	—	354,709
Transplant (1)	—	132,550	—	—	132,550
Biosurgery (5)	110,376	—	(102,791)	—	7,585
Diagnostic/Genetics (3)	49,244	—	—	5	49,249
Other (3)	993	—	—	108	1,101

Goodwill, net	$592,075	$132,550	$(102,791)	$113	$621,947

(1)
Represents the goodwill resulting from our acquisition of SangStat in September 2003. We recorded additional adjustments to the goodwill in 2004 related to the finalization of the purchase price allocations and revisions of estimates of liabilities established to exit activities.

(2)
Includes $157.5 million of goodwill resulting from our acquisition of certain of the pathology/oncology testing assets of IMPATH in May 2004 and $33.2 million of goodwill resulting from our acquisition of substantially all of the assets of Alfigen in February 2004.

(3)
The adjustments to goodwill relate to foreign currency revaluation adjustments for goodwill denominated in foreign currencies.

(4)
Addition in 2004 represents the goodwill resulting from our acquisition of ILEX in December 2004.

(5)
In connection with our assessment of the value of our Biosurgery reporting unit and the elimination of our tracking stock structure, we determined that the fair value of Biosurgery's net assets was lower than their carrying value, indicating a potential impairment of the goodwill allocated to Biosurgery's orthopaedics reporting unit, which resulted from our acquisition of Biomatrix in December 2000. The fair value was determined by discounting, to present value, the estimated future cash flows of the reporting unit. Based on our analysis, we have concluded that the goodwill assigned to Biosurgery's orthopaedics reporting unit is fully impaired. Accordingly, we recorded a charge for impairment of goodwill of $102.8 million in our consolidated statements of operations in June 2003 to write off the goodwill allocated to Biosurgery's orthopaedics reporting unit.

        We completed the annual impairment tests for the $801.4 million of net goodwill in the third quarter of 2004, as provided by SFAS No. 142, and determined that none of the goodwill allocated to our reporting units was impaired and, therefore, no impairment charges were required. We are required to perform impairment tests under SFAS No. 142 annually and whenever events or changes in circumstances suggest that the carrying value of an asset may not be recoverable.

Other Intangible Assets

        The following table contains information on our other intangible assets for the periods presented (amounts in thousands):

	As of December 31, 2004			As of December 31, 2003
	Gross Other Intangible Assets	Accumulated Amortization	Net Other Intangible Assets	Gross Other Intangible Assets	Accumulated Amortization	Net Other Intangible Assets
Technology (1)	$1,011,068	$(206,194)	$804,874	$785,991	$(138,404)	$647,587
Patents	183,360	(57,403)	125,957	183,360	(43,413)	139,947
Trademarks	60,227	(20,754)	39,473	58,027	(15,606)	42,421
License fees	44,789	(12,592)	32,197	38,072	(9,400)	28,672
Distribution agreements	14,075	(7,038)	7,037	13,950	(5,294)	8,656
Customer lists (2)	83,578	(25,444)	58,134	38,038	(11,895)	26,143
Other	11,420	(9,693)	1,727	9,200	(6,782)	2,418

Total	$1,408,517	$(339,118)	$1,069,399	$1,126,638	$(230,794)	$895,844

(1)
Includes completed technology valued at $224.7 million resulting from our acquisition of ILEX in December 2004. The value assigned to this technology will be amortized over an estimated life of 12 years.

(2)
Includes customer lists valued at $34.5 million resulting from our acquisition of certain of the pathology/oncology testing assets of IMPATH in May 2004 and $11.0 million resulting from our acquisition of substantially all of the assets of Alfigen in February 2004. The value assigned to these customer lists will be amortized over a weighted average period of ten years.

        All of our other intangible assets are amortized over their estimated useful lives. Total amortization expense for our other intangible assets was:

  •
  $109.5 million for the year ended December 31, 2004;

  •
  $80.3 million for the year ended December 31, 2003; and

  •
  $71.5 million for the year ended December 31, 2002.

        The estimated future amortization expense for other intangible assets for the five succeeding fiscal years is as follows (amounts in thousands):

Year ended December 31,	Estimated Amortization Expense
2005	$123,214
2006	114,633
2007	114,633
2008	113,924
2009	110,464

NOTE J.    INVESTMENTS IN MARKETABLE SECURITIES AND STRATEGIC EQUITY INVESTMENTS

Marketable Securities (amounts in thousands):

	December 31,
	2004		2003
	Cost	Market Value	Cost	Market Value
Cash equivalents(1):
Corporate notes	$71,339	$71,345	$24,968	$24,970
U.S. Government agencies	—	—	10,103	10,103
Money market funds	257,412	257,412	63,526	63,526
Money market funds – restricted cash (2)	604	604	—	—

	329,355	329,361	98,597	98,599

Short-term:
Corporate notes	18,674	18,866	95,669	95,819
U.S. Government agencies	38,179	38,134	1,562	1,576
Non U.S. Government agencies	—	—	3,085	3,088
U.S. Treasury notes	14,108	13,994	20,227	20,229

	70,961	70,994	120,543	120,712

Long-term:
Corporate notes	234,501	232,992	297,749	305,195
U.S. Government agencies	143,756	142,593	167,256	168,589
Non U.S. Government agencies	11,912	11,929	21,410	21,708
Fixed income fund	253	253	—	—
Money market funds – restricted investments (2)	1,691	1,691	—	—
U.S. Treasury notes	141,378	140,495	318,689	318,482

	533,491	529,953	805,104	813,974

Total cash equivalents, short- and long-term investments	$933,807	$930,308	$1,024,244	$1,033,285

Investments in equity securities	$98,836	$150,253	$98,053	$110,620

(1)
Cash equivalents are included as part of cash and cash equivalents on our consolidated balance sheets.

(2)
In connection with our acquisition of ILEX Oncology in December 2004, we acquired a letter of credit that ILEX maintained in connection with their leased facility in Texas. The letter of credit is 105% collateralized with $2.3 million in restricted cash.

        The following table contains information regarding the range of contractual maturities of our investments in debt securities (amounts in thousands):

	December 31,
	2004		2003
	Cost	Market Value	Cost	Market Value
Within 1 year	$400,316	$400,355	$219,140	$219,311
1-2 years	236,312	235,433	322,265	325,435
2-10 years	297,179	294,520	482,839	488,539

	$933,807	$930,308	$1,024,244	$1,033,285

Realized and Unrealized Gains and Losses on Marketable Securities and Investments in Equity Securities

        We review the carrying value of each of our strategic investments in equity securities on a quarterly basis for potential impairment. In September 2004, we recorded a $2.9 million impairment charge in connection with our investment in MacroGenics and in June 2003, we recorded a $3.6 million impairment charge in connection with our investment in the common stock of ABIOMED because we considered the decline in value of these investments to be other than temporary. Given the significance and duration of the decline in value of these investments as of September 30, 2004, with respect to our investment in MacroGenics, and as of June 30, 2003, with respect to our investment in ABIOMED, we concluded that it was unclear over what period the recovery of the stock price for these investments would take place, and, accordingly, that any evidence suggesting that the investments would recover to at least our historical cost was not sufficient to overcome the presumption that the current market price was the best indicator of the value of these investments.

        At December 31, 2004, our stockholders' equity includes $56.0 million of unrealized gains and $4.6 million of unrealized losses related to our investments in strategic equity securities. The unrealized losses are related to our investment in the common stock of BioMarin. However, based on the following facts, we believe that the decline in market value of BioMarin stock below our costs is considered to be temporary:

  •
  BioMarin has two additional products that are either pending approval or are in very late stages of development;

  •
  BioMarin's management has clear initiatives to maintain or improve the pace of its progress. The recent setbacks relative to BioMarin's inventory and leadership turnover appear to be stabilized resulting in greater investor confidence and stock price improvement;

  •
  in November and December 2004, the price of BioMarin common stock improved and such improvement is currently maintained in 2005 and expected to continue;

  •
  we intend and are able to hold our investment in BioMarin common stock for a period of time sufficient to allow for the anticipated recovery in market value;

  •
  industry analyst reports on BioMarin indicate improved confidence with strong buy rating and target prices in excess of our cost; and

  •
  BioMarin has a strong balance sheet and sufficient liquidity to meet its near term needs.

        We record gross unrealized holding gains and losses related to our investments in marketable securities and strategic investments, to the extent they are determined to be temporary, in stockholders' equity. The following table sets forth the amounts recorded:

	December 31,
	2004	2003
Unrealized holding gains	$57.1 million	$26.6 million
Unrealized holding losses	$9.2 million	$5.0 million

        The following table shows strategic investments in equity securities of unconsolidated entities that we hold as of December 31, 2004 (amounts in thousands):

	December 31, 2004
	Adjusted Cost	Market Value	Unrealized Gain/(Loss)
ABIOMED, Inc. (1)	$12,185	$35,631	$23,446
BioMarin Pharmaceutical Inc. (1)	18,000	13,435	(4,565)
Caduceus Private Investments II, L.P. (2)	1,388	1,388	—
Cambridge Antibody Technology Group plc (1,3)	41,012	63,947	22,935
Cortical Pty Ltd. (2,4)	736	736	—
Dyax Corporation (1)	1,096	4,114	3,018
GTC Biotherapeutics, Inc. (1)	5,811	7,486	1,675
Healthcare Ventures V and VII	2,757	2,757	—
MacroGenics, Inc. (2)	2,138	2,138	—
MPM Bioventures III Q.P., L.P.	2,124	2,124	—
Oxford Bioscience Partners IV LP	3,375	3,375	—
Proquest Investments II, L.P.	3,214	3,214	—
Theravance, Inc. (1)	—	4,908	4,908
ViaCell, Inc. (5)	5,000	5,000	—

Total at December 31, 2004	$98,836	$150,253	$51,417

	December 31, 2003
	Adjusted Cost	Market Value	Unrealized Gain/(Loss)
	(Amounts in thousands)
Total at December 31, 2003	$98,053	$110,620	$12,567

(1)
Marketable equity securities that have readily determinable market values are stated at market value. We record temporary unrealized gains and losses related to these investments in other comprehensive income.

(2)
Equity securities without readily determinable market values and for which we do not exercise significant influence are stated at cost and are periodically reviewed for impairment.

(3)
Our investment in CAT is denominated in British pounds sterling. We translated this investment into U.S. dollars at the current exchange rate on December 31, 2004.

(4)
Our investment in Cortical Pty Ltd. is in Australian dollars. We translated this investment into U.S. Dollars at the current exchange rate on December 31, 2004.

(5)
Our investment in ViaCell, Inc. is stated at cost because as of December 31, 2004, ViaCell had not yet completed its initial public offering.

Cambridge Antibody Technology Group plc

        We have a strategic alliance with CAT, a UK-based biotechnology company which we refer to as CAT, for the development and commercialization of human monoclonal antibodies directed against transforming growth factor (TGF)-beta. Prior to September 2003, we owned 307,982 ordinary shares of CAT, which were purchased upon entering into the initial collaboration in September 2000. We purchased 1.8 million ordinary shares of CAT in September 2003 for $15.8 million and an additional 2.5 million ordinary shares in October 2003 for $22.3 million. Following these purchases, we hold approximately 9% of the outstanding shares of CAT at December 31, 2004.

GTC Biotherapeutics, Inc.

        On April 4, 2002, GTC purchased approximately 2.8 million shares of GTC common stock held by us for an aggregate consideration of $9.6 million. We received $4.8 million in cash and a promissory note for the remaining amount. We committed to a 24-month lock-up provision on the remaining 4.9 million shares of GTC common stock held by us, which was approximately 15% of the shares of GTC common stock outstanding as of December 31, 2003. We accounted for our investment in GTC under the equity method of accounting until May 2002, at which point our ownership interest and board representation was reduced below 20% and we did not have any other factors of significant influence. Accordingly, we ceased to have significant influence over GTC and we began accounting for our investment in GTC under the cost method of accounting in June 2002.

        We recorded in equity in loss of equity method investments our portion of GTC's results through May 2002. Our recognized portion of GTC's net losses was $1.9 million in 2002. The fair market value of our investment in GTC common stock was $7.5 million at December 31, 2004 and $14.8 million at December 31, 2003.

        We provide GTC with certain research and development and administrative services and sublease to GTC laboratory, research and development agreement of $2.9 million in 2003. During 2004, we received approximately $2.0 million from GTC under our other agreements. At December 31, 2004, GTC owed us $2.8 million under these agreements.

        Through May 2002, we accounted for our investment in GTC under the equity method of accounting. The following table contains condensed statement of operations data for GTC for the year ended December 31, 2002 (amounts in thousands):

For the Year Ended December 31, 2002
Revenues	$10,379
Operating loss	(25,909)
Net loss	(24,320)

Dyax Corporation

        In May 2002, we extended to Dyax a $7.0 million line of credit. Dyax issued a senior secured promissory note in the principal amount of $7.0 million to us under which it can request periodic advances of not less than $250,000 in principal, subject to certain conditions. Advances under this note bear interest at the prime rate plus 2%, which was 7.25% at December 31, 2004, and are due, together with any accrued but unpaid interest, in May 2005. Dyax may extend the maturity of the note to May 2007 if the collaboration is in effect, no defaults or events of default exist and Dyax satisfies the financial covenants in the note as of the initial maturity date. As of December 31, 2004, Dyax had drawn $7.0 million under the note, which we have recorded as a note receivable-related party in our consolidated balance sheet. We consider Dyax as a related party because the chairman and chief executive officer of Dyax is a member of our board of directors.

        In October 1998, we entered into a collaboration agreement with Dyax to develop and commercialize one of Dyax's proprietary compounds for the treatment of chronic inflammatory diseases. In May 2002, we restructured our collaboration agreement with Dyax for the development of the kallikrein inhibitor DX-88. In 2003, we acquired a 49.99% interest in Dyax-Genzyme LLC, formerly known as Kallikrein LLC, our joint venture with Dyax for the development of DX-88 for HAE and other chronic inflammatory diseases. As a result of our adoption of FIN 46, we have consolidated the results of Dyax-Genzyme LLC, which we became a member of in 2003. Our consolidated balance sheet as of December 31, 2004 includes assets of $0.5 million related to Dyax-Genzyme LLC, substantially all of which are included in other current assets. We have recorded Dyax's portion of this joint venture's losses as minority interest in our consolidated statements of operations.

        Under the terms of the collaboration agreement, both companies will share development costs of DX-88 for HAE going forward. In addition, Dyax will receive milestone payments from us upon dosing the first HAE patient in a pivotal clinical trial of DX-88 and upon regulatory approvals for the first indication. Dyax will also receive milestone payments from us if DX-88 is approved in additional indications. Contingent upon successful development and receipt of regulatory approvals we will market the product worldwide. Both companies will share equally in profits from sales of DX-88 for HAE and/or other chronic inflammatory diseases. In March 2003, Dyax exercised an option to acquire from us all rights to DX-88 for surgical indications.

NOTE K.    EQUITY METHOD INVESTMENTS

        The following tables describe:

  •
  the amount of funding we have provided to each equity method investment to date;

  •
  amounts due to us by each equity method investment as of December 31, 2004 for services we provided on behalf of the equity method investment, which we have recorded on our balance sheet as prepaid expenses and other current assets;

  •
  our portion of the losses of each equity method investment for the periods presented, which we have recorded as charges to equity in loss of equity method investments in our consolidated statements of operations; and

  •
  total net losses of each equity method investment for the periods presented.

Equity Method Investment	Total Funding through December 31, 2004	Receivables as of December 31, 2004
	(Amounts in millions)
BioMarin/Genzyme LLC	$107.2	$—
Genzyme AG Research LLC	21.9	—
Genzyme AG Research LLC II	8.5	—
Diacrin-Genzyme LLC	33.3	0.2
Peptimmune, Inc.	—	0.2
Therapeutic Human Polyclonals, Inc.	—	—
MG Biotherapeutics LLC.	10.0	2.4

Totals	$180.9	$2.8

	Our Portion of the Net Losses from Our Equity Method Investments			Total Losses of Our Equity Method Investments
Equity Method Investments
	2004	2003	2002	2004	2003	2002
	(Amounts in millions)			(Amounts in millions)
BioMarin/Genzyme LLC	$(9.7)	$(15.2)	$(14.5)	$(19.3)	$(29.7)	$(29.6)
Diacrin-Genzyme LLC	(0.1)	(0.3)	(0.5)	(0.2)	(0.4)	(0.7)
Peptimmune, Inc	(1.8)	(0.8)	—	(14.6)	(7.5)	—
Therapeutic Human Polyclonals, Inc.	(1.5)	(0.4)	—	(3.9)	(3.4)	—
GTC Biotherapeutics, Inc.	—	—	(1.9)	—	—	(24.3)
MG Biotherapeutics LLC	(2.5)	—	—	(5.0)	—	—
Other	—	—	—	—	0.1	—

Totals	$(15.6)	$(16.7)	$(16.9)	$(43.0)	$(40.9)	$(54.6)

        Condensed financial information for our equity method investments, excluding GTC, is summarized below:

	For the Year Ended December 31,
	2004	2003	2002
	(Amounts in thousands)
Revenue	$42,583	$11,540	$296
Gross profit	27,630	6,816	(7,692)
Operating expenses	(71,321)	(47,903)	(22,776)
Net loss	(43,016)	(40,907)	(30,321)
	December 31,
	2004	2003
	(Amounts in thousands)
Current assets	$109,097	$103,067
Noncurrent assets	6,184	1,179
Current liabilities	19,351	13,881
Noncurrent liabilities	1,292	—

BioMarin/Genzyme LLC

        In September 1998, we and BioMarin Pharmaceutical Inc. formed a joint venture, BioMarin/Genzyme LLC, to develop and commercialize Aldurazyme, a recombinant form of the human enzyme alpha-L-iduronidase, used to treat an LSD known as MPS I. BioMarin/Genzyme LLC is owned 50% by BioMarin and one of its wholly owned subsidiaries, which we refer to collectively as the BioMarin Companies, and 50% by us. In connection with the formation of BioMarin/Genzyme LLC, we, the BioMarin Companies and BioMarin/Genzyme LLC entered into a collaboration agreement under which we and the BioMarin Companies granted to BioMarin/Genzyme LLC a world-wide, exclusive, irrevocable, royalty-free right and license or sublicense to develop, manufacture and market Aldurazyme for the treatment of MPS I and other alpha-L-iduronidase deficiencies. All program-related costs for BioMarin/Genzyme LLC are equally funded by BioMarin, on behalf of the BioMarin Companies, and us. We and BioMarin are required to make monthly capital contributions to BioMarin/Genzyme LLC to fund budgeted operating costs. If either BioMarin or Genzyme fails to make two or more of the monthly capital contribution, and the other party does not exercise its right to terminate the collaboration agreement or compels performance of the funding obligation, the defaulting party's (or, in the case of default by BioMarin, the BioMarin Companies') percentage interest in BioMarin/Genzyme LLC and future funding responsibility will be adjusted proportionately.

        On April 30, 2003, the FDA granted marketing approval for Aldurazyme as an enzyme replacement therapy for patients with the Hurler and Hurler-Scheie forms of MPS I, and Scheie patients with moderate to severe symptoms. Aldurazyme has been granted orphan drug status in the United States, which generally provides seven years of market exclusivity.

        On June 11, 2003, the European Commission granted marketing approval for Aldurazyme to treat the non-neurological manifestations of MPS I in patients with a confirmed diagnosis of the disease.

Aldurazyme has been granted orphan drug status in the European Union, which provides ten years of market exclusivity.

        We are commercializing Aldurazyme in the United States and are launching Aldurazyme in the European Union on a country-by-country basis as pricing and reimbursement approvals are obtained. Aldurazyme is manufactured at BioMarin's facility in California and is sent to either our manufacturing facility in Allston, Massachusetts or to a third-party facility for the final filling and finish process.

        Our portion of the net losses of BioMarin/Genzyme LLC are included in equity in loss of equity method investments in our consolidated statements of operations.

MG Biotherapeutics LLC

        In June 2004, we entered into a collaboration with Medtronic, Inc. for the development of new treatments for heart disease. One aspect of this collaboration involved the formation of MG Biotherapeutics LLC. In June 2004, we made an initial capital contribution of $10.0 million to MG Biotherapeutics LLC, which is included in other noncurrent assets in our consolidated balance sheet as of December 31, 2004.

NOTE L.    ACCRUED EXPENSES

	December 31,
	2004	2003
	(Amounts in thousands)
Compensation	$116,328	$100,894
Purchase accrual	18,119	31,883
Bank overdraft	31,085	15,651
Income taxes payable	50,080
Other	178,531	118,876

Total accrued expenses	$394,143	$267,304

NOTE M.    LONG-TERM DEBT AND LEASES

Long-Term Debt and Capital Lease Obligations

        Our long-term debt and capital lease obligations consist of the following (amounts in thousands):

	December 31,
	2004	2003
1.25% convertible senior notes due December 2023	$690,000	$690,000
3% convertible subordinated debentures due May 2021	—	575,000
6.5% convertible note	—	11,275
Revolving credit facility maturing in December 2006	100,000	—
Notes payable	369	5,042
Capital lease obligations	150,125	154,442

	$940,494	$1,435,759
Less current portion	(129,503)	(20,410)

Total	$810,991	$1,415,349

        Over the next five years, we will be required to repay the following principal amounts on our long-term debt (excluding capital leases) (amounts in millions):

2005	2006	2007	2008	2009	After 2009
$100.4	$—	$—	$690.0	$—	$—

1.25% Convertible Senior Notes

        On December 9, 2003, we completed the private placement of $690.0 million in principal of 1.25% convertible senior notes due December 1, 2023. After deducting offering costs of $17.0 million, net proceeds from the offering were approximately $673.0 million. We will pay interest on these notes on June 1 and December 1 each year.

        The notes are convertible into shares of Genzyme Stock at an initial conversion rate, subject to adjustment, of 14.0366 shares per $1,000 principal amount of notes (representing an initial conversion price of approximately $71.24 per share) in the following circumstances:

  •
  if the closing sale price of Genzyme Stock for at least 20 consecutive trading days in the 30 consecutive trading day period ending on the trading day immediately preceding the day the notes are surrendered for conversion exceeds 120% of the conversion price in effect on that 30th trading day;

  •
  during the five consecutive trading day period immediately following any 10 consecutive trading day period (the "Note Measurement Period"), if the trading price per $1,000 principal amount of notes on each trading day during the Note Measurement Period was less than 95% of the conversion value of the notes on such trading day, unless the notes are surrendered after December 1, 2018 and the closing sale price of Genzyme Stock on the trading day immediately preceding the day the notes are surrendered is greater than 100% but equal to or less than 120% of the conversion price then in effect;

  •
  if specified corporate transactions have occurred, as provided in the Indenture and terms of the note; or

  •
  if we redeem the notes. We have the right to redeem the notes for cash, in whole or in part, at our sole option on and after December 1, 2008.

        Furthermore, on each of December 1, 2008, December 1, 2013 and December 1, 2018, holders of the notes may require us to purchase all or a portion of their notes at a purchase price equal to 100% of the principal amount of notes to be purchased, plus any accrued and unpaid interest to, but excluding, the purchase date. We will pay the purchase price, solely at our option, in cash, shares of Genzyme Stock or a combination of cash and shares of Genzyme Stock, provided that we will pay any accrued and unpaid interest in cash. The shares of Genzyme Stock will be valued at 100% of the average closing sale price of Genzyme Stock for the 10 trading days immediately preceding, and including, the third business day immediately preceding the purchase date.

        Interest expense related to these notes was approximately $12 million in 2004 and was not significant in 2003. The amount in 2004 includes approximately $3 million for amortization of debt offering costs. The fair value of these notes, was $729.7 million at December 31, 2004 and $706.4 million at December 31, 2003.

3% Convertible Subordinated Debentures

        On June 1, 2004, we redeemed our outstanding 3% convertible subordinated debentures for $580.1 million, which amount includes $575 million of principal, $4.3 million of premium and $0.8 million of accrued interest. In connection with the redemption, we also recorded a non-cash charge of $5.3 million to interest expense in our consolidated statements of operations in June 2004 to write off the unamortized debt fees incurred with the original issuance of these debentures.

        Interest expense related to these debentures was $8.6 million in 2004 and $20.0 million in 2003, which amounts include $1.4 million in 2004 and $2.8 million in 2003 for amortization of debt offering costs. The fair value of these debentures was $582.9 million at December 31, 2003.

6.5% Convertible Note

        In connection with our acquisition of SangStat, we assumed an $11.3 million, 6.5% convertible note due and paid on March 29, 2004 in favor of UBS AG London.

Revolving Credit Facility

        In December 2003 we entered into a three year $350.0 million revolving credit facility, maturing in December 2006. In June 2004, we drew down $135.0 million under this facility to maintain a certain level of cash balances. In September 2004, we repaid $25.0 million of the outstanding balance and in November we repaid $10.0 million. As of December 31, 2004, $100.0 million in principal remained outstanding under this credit facility. This amount is included in current portion of long-term debt, convertible notes and capital lease obligations in our consolidated balance sheet because we repaid the entire $100.0 million in principal outstanding under the credit facility in January 2005. Borrowings under this credit facility bear interest at LIBOR plus an applicable margin, which was 2.83% at December 31, 2004. The terms of our revolving credit facility include various covenants, including financial covenants, that require us to meet minimum liquidity and interest coverage ratios and to meet maximum leverage ratios. We currently are in compliance with these covenants.

6.9% Convertible Subordinated Note

        In connection with our acquisition of Biomatrix, we assumed a 6.9% convertible subordinated note due May 14, 2003 in favor of UBS Warburg LLC. In May 2003, we paid $10.0 million in cash to satisfy this note.

Notes Payable

        Notes payable were assumed as follows:

  •
  $20.0 million in connection with our acquisition of ILEX on December 20, 2004 that was subsequently paid on December 31, 2004;

  •
  an aggregate $7.0 million in connection with our acquisition of SangStat in September 2003. We paid $2.0 million in September 2003 and $5.0 million in December 2004 to satisfy these notes;

  •
  $1.6 million in connection with our acquisition of Novazyme in September 2001, which matured and was paid in December 2002; and

  •
  an aggregate $5.4 million in connection with our acquisition of GelTex in December 2000, that matured and were paid in June and September 2002.

Capital Leases

        We have non-cancelable capital lease obligations related to certain machinery and equipment, administrative offices and our new corporate headquarters.

        Our capital lease obligation related to our administrative offices in Waltham, Massachusetts requires us to make interest-only lease payments of $2.1 million per year through 2005. During the term of the lease, we have the option to purchase the building and improvements for a purchase price equal to the total amount funded by the lessor of $25.0 million, plus accrued and unpaid lease payments, and certain other costs. This aggregate amount is referred to as the Purchase Option Price. At the end of the lease term of October 31, 2005, we have the option to:

  •
  purchase the building and improvements for the Purchase Option Price;

  •
  arrange for the facility to be purchased by a third party; or

  •
  return the building and improvements to the lessor.

        In the case of the latter two options, we are contingently liable to the extent the lessor is not able to realize 85% of the Purchase Option Price upon the sale or disposition of the property. The $25.0 million is recorded as part of the current portion of the long-term capital lease obligations at December 31, 2004 and as a long-term capital lease obligation at December 31, 2003.

        Our capital lease obligation related to our new corporate headquarters, which we began to occupy in November 2003, requires us to make monthly payments of $1.3 million, which will be adjusted to $1.5 million in 2013. We have recorded the value of the building and related obligations of

$130.2 million in our consolidated balance sheet. The term of the lease is for fifteen years and may be extended at our option for two successive ten-year periods.

        Over the next five years and thereafter, we will be required to pay the following amounts under our non-cancelable capital leases (amounts in millions):

2005	$42.1
2006	15.2
2007	15.2
2008	15.2
2009	15.2
Thereafter	146.6

Total lease payments	249.5
Less: interest	(99.4)

Total principal payments	150.1
Less current portion	(29.1)

Total	$121.0

Operating Leases

        We lease facilities and personal property under non-cancelable operating leases with terms in excess of one year. Our total expense under operating leases was (amounts in millions):

For the Years Ended December 31,
2004	2003	2002
$45.7	$45.7	$35.5

        Over the next five years and thereafter, we will be required to pay the following amounts under non-cancelable operating leases (amounts in millions):

2005	2006	2007	2008	2009	After 2009	Total
$40.1	$34.4	$27.2	$21.8	$17.0	$100.9	$241.4

NOTE N.    STOCKHOLDER'S EQUITY

Common Stock

        Through June 30, 2003, we had three outstanding series of common stock. Each series was designed to reflect the value and track the performance of one of our divisions. We refer to each series of common stock as follows:

  •
  Genzyme General Division Common Stock = "Genzyme General Stock;"

  •
  Genzyme Biosurgery Division Common Stock = "Biosurgery Stock;" and

  •
  Genzyme Molecular Oncology Division Common Stock = "Molecular Oncology Stock."

        On July 1, 2003, in connection with the elimination of our tracking stock structure, we reclassified the Biosurgery Stock and Molecular Oncology Stock equity accounts into the Genzyme General Stock equity accounts. The elimination of our tracking stock capital structure had no effect on our consolidated net income or loss. On May 27, 2004, our shareholders approved an amendment to our charter that eliminated the designation of separate series of common stock, resulting in 690,000,000 authorized shares of a single series of stock, which we now refer to as Genzyme Stock.

        The following tables describe the number of authorized, issued and outstanding shares of our common stock at December 31, 2004 and 2003:

		At December 31, 2004
Series
	Authorized	Issued	Outstanding
Genzyme Stock, $0.01 par value	690,000,000	249,124,534	249,018,176
Undesignated	—	—	—

Total	690,000,000	249,124,534	249,018,176

		At December 31, 2003
Series
	Authorized	Issued	Outstanding
Genzyme General Stock, $0.01 par value	500,000,000	224,716,717	224,610,359
Genzyme Biosurgery Stock, $0.01 par value	100,000,000	—	—
Genzyme Molecular Oncology Stock, $0.01 par value	40,000,000	—	—
Undesignated	50,000,000	—	—

Total	690,000,000	224,716,717	224,610,359

Directors' Deferred Compensation Plan

        Each member of our board of directors who is not also one of our employees may defer receipt of all or a portion of the cash compensation payable to him or her as a director and receive either cash or stock in the future. Under this plan, the director may defer his or her compensation until his or her services as a director cease or until another date specified by the director.

        Under a deferral agreement, a participant indicates the percentage of deferral to allocate to cash and stock, upon which a cash deferral account and a stock deferral account is established. The cash account bears interest at the rate paid on 90-day Treasury bills with interest payable quarterly. The stock account is for amounts invested in hypothetical shares of Genzyme Stock. These amounts will be converted into shares quarterly at the average closing price of the stock for all trading days during the quarter.

        Distributions are paid in a lump sum or in annual installments for up to five years. Payments begin the year following a director's termination of service or, subject to certain restrictions, in a year elected by the participant. As of December 31, 2004, three of the eight eligible directors had accounts under this plan, and two directors are currently participating under this plan. We have reserved 105,962 shares of Genzyme Stock to cover distributions credited to stock accounts under the plan. We had not made any stock distributions under this plan as of December 31, 2004. Through December 31, 2004, we made cash distributions totaling $36,255 to one director under the terms of his deferral agreement.

Preferred Stock

	At December 31, 2004			At December 31, 2003
Series
	Authorized	Issued	Outstanding	Authorized	Issued	Outstanding
Series A Junior Participating, $0.01 par value	3,000,000	—	—	2,000,000	—	—
Series B Junior Participating, $0.01 par value	—	—	—	1,000,000	—	—
Series C Junior Participating, $0.01 par value	—	—	—	400,000	—	—
Undesignated	7,000,000	—	—	6,600,000	—	—

	10,000,000	—	—	10,000,000	—	—

        On May 27, 2004, our shareholders approved amendments to our charter that:

  •
  eliminated the Series B and Series C designations of Genzyme preferred stock; and

  •
  increased the authorized amount of our Series A Junior Participating Preferred Stock from 2,000,000 to 3,000,000 shares.

        Our charter permits us to issue shares of preferred stock at any time in one or more series. Our board of directors will establish the preferences, voting powers, qualifications, and special or relative rights or privileges of any series of preferred stock before it is issued.

Stock Rights

        Under our shareholder rights plan, each outstanding share of Genzyme common stock also represents one preferred stock purchase right for our stock. When the stock purchase rights become exercisable, the holders of our stock will be entitled to purchase one share of Series A Junior Participating Preferred Stock, par value $0.01 per share, for $150.00.

        A stock purchase right becomes exercisable either:

  •
  ten days after our board of directors announces that a third party has become the owner of 15% or more of the total voting power of our outstanding common stock combined; or

  •
  ten business days after a third party announces or initiates a tender or exchange offer that would result in that party owning 15% or more of the total voting power of our outstanding common stock combined.

In either case, the board of directors can extend the ten-day delay. These stock purchase rights expire in March 2009.

Equity Plans

        The purpose of the 2004 Equity Incentive Plan is to attract, retain and motivate key employees and consultants, upon whose judgment, initiative and efforts the financial success and growth of the business of the company largely depend. The Plan was approved by shareholders in May 2004. All of our employees are eligible to receive grants under the 2004 Equity Incentive Plan. The plan provides for the grant of incentive stock options and nonstatutory stock options. The exercise price of option grants may not be less than the fair market value at the date of grant. Options granted under the plan may not be re-priced without shareholder approval. Each option has a maximum term of ten years. The compensation committee of our board of directors, or its delegate as applicable, determines the terms and conditions of each stock option grant, including who among eligible persons will receive grants, the form of payment of the exercise price, the number of shares granted, the vesting schedule and the terms of exercise. At December 31, 2004, a total of 6,800,000 shares of Genzyme Stock have been reserved for issuance under the 2004 Equity Incentive Plan. There are currently no options outstanding under the plan.

        The 2001 Equity Incentive Plan is an amendment and restatement of the 1990 Equity Incentive Plan which was merged into the 2001 Equity Incentive Plan and approved by shareholders in May 2001. The purpose of the plan is to attract and retain key employees and consultants, provide an incentive for them to achieve long-range performance goals, and enable them to participate in our long-term growth. All of our employees are eligible to receive grants under the 2001 Equity Incentive Plan. The plan provides for the grant of incentive stock options and nonstatutory stock options. The exercise price of option grants may not be less than the fair market value at the date of grant. Options granted under the plan may not be re-priced without shareholder approval. Each grant has a maximum term of ten years. The compensation committee of our board of directors, or its delegate as applicable, determines the terms and conditions of each option grant, including who among eligible persons will receive option grants, the form of payment of the exercise price, the number of shares granted, the vesting schedule and the terms of exercise. At December 31, 2004, a total of 13,628,558 shares of Genzyme Stock have been reserved for issuance under the plan, with 12,797,900 options outstanding and 830,658 options available for grant.

        The purpose of the 1997 Equity Incentive Plan is to attract and retain key employees and consultants, provide an incentive for them to achieve long-range performance goals, and enable them to participate in our long-term growth. All employees capable of contributing significantly to the successful performance of Genzyme, except for our officers and directors, are eligible to receive grants under this plan. The 1997 Equity Incentive Plan provides for the grant of nonstatutory stock options only. The exercise price of option grants may not be less than the fair market value at the date of grant. Option grants have a maximum term of ten years. The compensation committee of our board of directors, or its delegate as applicable, determines the terms and conditions of each option grant, including who among eligible persons will receive option grants, the form of payment of the exercise price, the number of shares granted, the vesting schedule and the terms of exercise. The 1997 Equity Plan was approved by our board of directors in October 1997. At December 31, 2004, a total of 18,911,805 shares of Genzyme Stock have been reserved for issuance under the 1997 Equity Incentive Plan, with 18,700,249 options outstanding and 211,556 options available for grant.

        Nonstatutory options to purchase 15,000 shares of Genzyme Stock are granted annually to non-employee members of our board of directors under our 1998 Director Stock Option Plan. These options have an exercise price at fair market value on the date of grant, expire ten years after the initial grant date and vest on the date of the next shareholders meeting following the date of grant. The 1998 Director Stock Option Plan was approved by shareholders in May 1998, and amended by shareholders in May 2001 and May 2004. At December 31, 2004, a total of 786,491 shares of Genzyme Stock have been reserved for issuance under the 1998 Director Stock Option Plan, with 467,753 options outstanding and 318,738 options available for grant.

	Shares Under Option	Weighted Average Exercise Price	Number Exercisable
GENZYME STOCK:
Outstanding at December 31, 2001	25,360,780	$27.80	11,815,491
Granted	6,950,890	32.52
Exercised	(1,204,888)	14.76
Forfeited and cancelled	(1,244,058)	36.79

Outstanding at December 31, 2002	29,862,724	29.23	16,002,081
Granted	7,529,838	45.74
Exercised	(5,998,204)	16.84
Forfeited and cancelled	(1,260,842)	52.30
Converted From Biosurgery Stock(1)	401,257	214.76
Converted From Molecular Oncology Stock (1)	198,855	141.97

Outstanding at December 31, 2003	30,733,628	$37.95	17,779,047
Granted	9,051,690	43.66
Exercised	(4,663,495)	25.41
Forfeited and cancelled	(977,102)	55.99

Outstanding at December 31, 2004	34,144,721	$40.66	20,616,197

	Shares Under Option	Weighted Average Exercise Price	Number Exercisable
BIOSURGERY STOCK:
Outstanding at December 31, 2001	7,003,870	$12.54	3,783.030
Granted	2,107,453	4.32
Exercised	(18,373)	6.02
Forfeited and cancelled	(950,920)	10.34

Outstanding at December 31, 2002	8,142,030	10.65	4,734,922
Granted	58,550	2.10
Exercised	—	—
Forfeited and cancelled	(500,364)	10.27
Converted to Genzyme Stock (1)	(7,700,216)	10.62

Outstanding at December 31, 2003 and 2004	—

	Shares Under Option	Weighted Average Exercise Price	Number Exercisable
MOLECULAR ONCOLOGY STOCK:
Outstanding at December 31, 2001	2,774,019	$9.68	1,407,425
Granted	845,811	2.44
Exercised	(497)	4.68
Forfeited and cancelled	(68,294)	9.23

Outstanding at December 31, 2002	3,551,039	7.97	1,990,842

Granted	39,000	2.49
Exercised	(5,680)	2.33
Forfeited and cancelled	(153,583)	7.24
Converted to Genzyme Stock (1)	(3,430,776)	7.97

Outstanding at December 31, 2003 and 2004	—

(1)
In connection with the elimination of our tracking stock structure, we converted options and warrants to purchase shares of Biosurgery Stock and Molecular Oncology Stock into options and warrants to purchase shares of Genzyme Stock. While the issuance of the replacement options caused a new measurement date, the resulting intrinsic value was not significant.

The total exercise proceeds for all options outstanding at December 31, 2004 was $118.5 million.

        The following table contains information regarding the range of option prices for Genzyme Stock as of December 31, 2004:

		Weighted Average Remaining Contractual Life		Exercisable
Range Of Exercise Prices	Number Outstanding as of 12/31/04		Weighted Average Exercise Price	Number Exercisable as of 12/31/04	Weighted Average Exercise Price
$0.22 – $20.59	4,457,297	3.10	$15.36	4,350,309	$15.28
20.61 – 32.52	8,543,914	6.27	30.25	6,320,507	29.56
32.61 – 46.24	14,064,732	8.73	44.48	4,597,457	44.20
46.25 – 53.47	5,755,318	6.64	52.17	4,312,138	52.48
53.56 – 2,356.12	1,323,460	6.45	101.52	1,035,786	107.61

$0.22 – $2,356.12	34,144,721	7.00	$40.66	20,616,197	$38.48

Employee Stock Purchase Plan

        Our 1999 Employee Stock Purchase Plan allows employees to purchase our stock at a discount. There are 4,829,391 shares of Genzyme Stock authorized for purchase under the plan as of December 31, 2004, of which 1,565,193 remain available.

        We place limitations on the number of shares of stock that can be purchased under the plan in a given year.

        The following table shows the shares purchased by employees for the past three years:

Shares Issued	Genzyme Stock	Biosurgery Stock	Molecular Oncology Stock
2002	415,622	283,043	135,900
2003	970,496	202,151	84,143
2004	1,288,424	—	—
Available for purchase as of December 31, 2004	1,565,193	—	—

Stock Compensation Plans

        The disclosure regarding how we account for our five stock-based compensation plans: the 1997 Equity Incentive Plan, the 2001 Equity Incentive Plan, the 2004 Equity Incentive Plan, the 1998 Director Stock Option Plan (each of which are stock option plans) and the 1999 Employee Stock Purchase Plan is included in Note A., "Summary of Significant Accounting Policies—Accounting for Stock-Based Compensation," to our consolidated financial statements.

Purchase Rights

        Upon our acquisition of Novazyme in 2001, we assumed certain third parties' rights to purchase Novazyme Series B preferred stock that we converted into rights to purchase 66,846 shares of Genzyme Stock valued at $1.8 million. In connection with the conversion of these rights, we paid cash in lieu of fractional shares, which reduced the number of converted rights to 66,830. The converted rights have an exercise price of $18.20 per right. The aggregate purchase price of the rights at the date of conversion was $1.2 million. These purchase rights expire 15 days following the filing of our first IND application with the FDA for a treatment for Pompe disease utilizing certain technology acquired from Novazyme.

        Purchase rights activity is summarized below:

	Genzyme Stock
	Purchase Rights	Exercise Price
Outstanding at December 31, 2001	20,829	$18.20
Rights exercised	(798)	18.20

Outstanding at December 31, 2002	20,031	18.20
Rights exercised	(4,509)	18.20

Outstanding at December 31, 2003	15,522	18.20
Rights exercised	—	—

Outstanding at December 31, 2004	15,522	18.20

Designated Shares

        Prior to June 30, 2003, designated shares were authorized shares of Biosurgery Stock and Molecular Oncology Stock that were not issued and outstanding, but which our board of directors could issue, sell or distribute without allocating the proceeds or benefits to the division that the series of stock tracked. Designated shares were not eligible to receive dividends and could not be voted by us.

We created designated shares when we transferred cash or other assets from Genzyme General to Genzyme Biosurgery or Genzyme Molecular Oncology or from other interdivision transactions. As part of the elimination of our tracking stock structure, effective July 1, 2003 all outstanding designated shares of Biosurgery Stock and Molecular Oncology Stock were cancelled. We have reserved for issuance shares of Genzyme Stock to meet potential commitments under our Directors Deferred Compensation Plan and with respect to outstanding options.

Notes Receivable from Shareholders

        In connection with the acquisition of Biomatrix, we acquired notes receivable from certain former employees, directors, and consultants. The notes are full-recourse promissory notes that accrue interest at rates ranging from 5.30% to 7.18% and mature at various dates from May 2007 through September 2009, at which point all outstanding principal and accrued interest become payable. There is $13.9 million outstanding of principal and accrued interest at December 31, 2004 that is recorded in shareholders' equity because the notes were originally received in exchange for the issuance of stock.

NOTE O.    COMMITMENTS AND CONTINGENCIES

Legal Proceedings

        We periodically become subject to legal proceedings and claims arising in connection with our business. We do not believe that there were any asserted claims against us as of December 31, 2004 that will have a material adverse effect on our results of operations, financial condition or liquidity.

        Four lawsuits have been filed against us regarding the exchange of all of the outstanding shares of Biosurgery Stock and Molecular Oncology Stock for shares of Genzyme Stock, each of which is a purported class action on behalf of holders of Biosurgery Stock. The first case, filed in Massachusetts Superior Court in May 2003, alleged a breach of the implied covenant of good faith and fair dealing in our charter and a breach of our board of directors' fiduciary duties. The plaintiff in this case sought an injunction to adjust the exchange ratio for the tracking stock exchange. The Court dismissed the complaint in November 2003, but the plaintiff in this case has appealed this dismissal. This appeal was argued before the Massachusetts Appeals Court in March 2005 and we are awaiting the Appeals Court's ruling. Two substantially similar cases were filed in Massachusetts Superior Court in August and October 2003. These cases were consolidated in January 2004, and in July 2004, the consolidated case was stayed pending disposition of a fourth case, which was filed in the U.S. District Court for the Southern District of New York in June 2003. This case alleges violations of federal securities laws, common law fraud, and a breach of the merger agreement with Biomatrix in addition to the state law claims contained in the other cases. The plaintiffs are seeking an adjustment to the exchange ratio, the rescission of the acquisition of Biomatrix, and unspecified compensatory damages. We believe each of these cases is without merit and continue to defend against them vigorously.

        On March 27, 2003, the OFT in the United Kingdom issued a decision against our wholly-owned subsidiary, Genzyme Limited, finding that Genzyme Limited held a dominant position and abused that dominant position with no objective justification by pricing Cerezyme in a way that excludes other delivery/homecare service providers from the market for the supply of home delivery and homecare services to Gaucher patients being treated with Cerezyme. In conjunction with this decision, the OFT imposed a fine on Genzyme Limited and required modification to its list price for Cerezyme in the United Kingdom. Genzyme Limited appealed this decision to the Competition Appeal Tribunal. On

May 6, 2003, the Tribunal issued an order that stayed the OFT's decision, but required Genzyme Limited to provide a homecare distributor a discount of 3% per unit during the appeal process. The Tribunal issued its judgment on Genzyme Limited's appeal on March 11, 2004, rejecting portions of the OFT's decision and upholding others. The Tribunal found that the list price of Cerezyme should not be reduced, but that Genzyme Limited must negotiate a price for Cerezyme that will allow homecare distributors an appropriate margin. These negotiations are ongoing. The Tribunal also reduced the fine imposed by the OFT for violation of U.K. competition laws. In response to the Tribunal's decision, we recorded an initial liability of approximately $11 million in our 2003 financial statements and additional liabilities totaling approximately $3 million during 2004, all of which remain in accrued expenses in our consolidated balance sheet as of December 31, 2004. On April 13, 2004, Genzyme Limited filed an application with the Tribunal for permission to appeal to the High Court. The application is still pending.

        In June 2003, we filed suit in U.S. District Court for the District of Massachusetts, as co-plaintiff with Biogen IDEC and Abbott Laboratories against Columbia University seeking a declaration that Columbia's U.S. Patent 6,455,275 is invalid. The patent relates to the manufacture of recombinant proteins in Chinese hamster ovary, or CHO, cells, which are the cells we use to manufacture Cerezyme, Fabrazyme and Thyrogen, and which our joint venture partner BioMarin uses to manufacture Aldurazyme. This new patent was issued by the USPTO in September 2002 from a family of patents and patent applications originally filed in 1980. We are licensed under the patent family for a royalty of 1.5% of sales but, because we were confident that the new patent was mistakenly issued by the USPTO and is invalid, we did not pay the royalty pending the outcome of the litigation. We then received notice from Columbia that we were in breach of our license agreement. A hearing on motions for a summary judgment was scheduled for November 2004; however, Columbia recently rescinded the breach notification and filed with the Court a covenant not to enforce its patent 6,455,275 against any plaintiff in this litigation. In view of this covenant, the Court granted Columbia's motion to dismiss the plaintiff's main claim for lack of subject matter jurisdiction.

        We are not able to predict the outcome of these cases or estimate with certainty the amount or range of any possible loss we might incur if we do not prevail in the final, non-appealable determinations of these matters. Therefore, except for approximately $11 million in liabilities established in 2003 and approximately $3 million in additional liabilities arising during 2004 from the Tribunal's decision regarding Cerezyme pricing in the United Kingdom, we have not accrued any amounts in connection with these potential contingencies. We cannot provide you with assurance that the matters listed above, or other legal proceedings, will not have a material adverse impact on our financial condition or results of operations.

NOTE P.    INCOME TAXES

        Our income (loss) before income taxes and the related income tax provision (benefit) are as follows:

	For the Years Ended December 31,
	2004	2003	2002
	(Amounts in thousands)
Domestic	$103,470	$(41,764)	$92,016
Foreign	124,226	46,819	12,195

Total	$227,696	$5,055	$104,211

Currently payable:
Federal	$51,742	$42,928	$(3,598)
State	11,769	8,107	4,249
Foreign	32,611	14,611	7,694

Total	96,122	65,646	8,345

Deferred:
Federal	44,423	5,738	11,137
State	(2,255)	118	(882)
Foreign	2,879	1,145	415

Total	45,047	7,001	10,670

Provision for (benefit from) income taxes	$141,169	$72,647	$19,015

        Our provisions for income taxes were at rates other than the U.S. federal statutory tax rate for the following reasons:

	For the Years Ended December 31,
	2004	2003	2002
Tax provision (benefit) at U.S. statutory rate	35.0%	35.0%	35.0%
State taxes, net	2.8	114.0	3.2
Extra-territorial income	(7.1)	(221.0)	(8.9)
Goodwill impairment	—	711.7	—
Charge for purchased research and development	39.1	1,094.0	0.6
Benefit of tax credits	(4.7)	(343.3)	(15.7)
Foreign rate differential	(4.4)	(13.4)	3.8
Other	1.3	60.1	0.3

Effective tax rate	62.0%	1,437.1%	18.3%

        Our effective tax rates for 2004, 2003 and 2002 varied from the U.S. statutory rate as a result of:

  •
  our provision for state income taxes;

  •
  the tax benefits from export sales;

  •
  the impact of the write off of nondeductible goodwill in 2003;

  •
  nondeductible charges for IPR&D recorded in December 2004 and September 2003;

  •
  benefits related to tax credits; and

  •
  the foreign rate differential.

In addition, our overall tax rate has changed significantly due to fluctuations in our income (loss) before taxes, which was $227.7 million in 2004, $5.1 million in 2003 and $104.2 million in 2002.

        The components of net deferred tax assets (liabilities) are described in the following table:

	December 31,
	2004	2003
	(Amounts in thousands)
Deferred tax assets:
Net operating loss carryforwards	$149,106	$72,001
Tax credits	30,245	51,240
Realized and unrealized capital (gains) losses	(3,575)	14,469
Inventory	4,730	5,505
Intercompany profit in inventory eliminations	42,559	45,265
Reserves, accruals and other	52,883	32,336

Gross deferred tax assets	275,948	220,816
Valuation allowance	(10,268)	(10,268)

Net deferred tax assets	265,680	210,548
Deferred tax liabilities:
Depreciable assets	(22,045)	(23,538)
Deferred gain	(898)	(898)
Intangible assets	(308,149)	(258,328)

Net deferred tax liabilities	$(65,412)	$(72,216)

        Our ability to realize the benefit of net deferred tax assets is dependent on our generating sufficient taxable income and capital gain income before net operating loss, capital loss and tax credit carryforwards expire. While it is not assured, we believe that it is more likely than not that we will be able to realize all of our net deferred tax assets. The amount we can realize, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

        At December 31, 2004, we had for U.S. income tax purposes, net operating loss carryforwards of $417.8 million and tax credit carryforwards of $30.2 million. Our net operating loss carryforwards expire between 2007 and 2023 and the tax credits expire between 2011 and 2024. Ownership changes, as defined under the Internal Revenue Code, may have limited the amount of net operating loss carryforwards which may be utilized annually to offset future taxable income. For foreign purposes, we had net operating loss carryforwards of $9.2 million in 2004, which carryforward indefinitely.

        We are currently under IRS audit for tax years 1996 to 1999. We believe that we have provided sufficiently for all audit exposures. A favorable settlement of this audit or the expiration of the statute of limitations on the assessment of income taxes for any tax year may result in a reduction of future tax provisions, which could be significant. Any such benefit would be recorded upon final resolution of the audit or expiration of the statute.

        In 2001, the World Trade Organization, or WTO, determined that the tax provisions of the FSC Repeal and Extraterritorial Income Exclusion Act of 2000, or ETI, constitute an export subsidy prohibited by the WTO Agreement on Subsidies and Countervailing Measures Agreement. As a result, in October 2004, the U.S. enacted the American Jobs Creation Act of 2004, or the Act, which repeals the ETI export subsidy for transactions after 2004 with two years of transition relief (2005-2006). The Act also provides a 9% deduction for income from domestic production activities which will be phased in over the years 2005-2010. While we are still evaluating the net impact of this new legislation, we do not expect it to have a material effect on our ongoing effective tax rate.

        In addition, the Act creates a temporary incentive for U.S. multinational corporations to repatriate accumulated income earned outside the U.S. While we are still evaluating this provision, we do not expect to benefit from the repatriation provisions under this Act.

NOTE Q.    BENEFIT PLANS

Defined Contribution Plans

        We have three defined contribution plans:

  •
  the Genzyme Corporation 401(k) Plan, which we refer to as the 401(k) Plan;

  •
  the Genzyme Surgical Products Corporation Savings and Investment Plan, which we refer to as the GSP Plan; and

  •
  the Biomatrix, Inc. Retirement Plan, which we refer to as the Biomatrix Plan.

        The 401(k) Plan was established effective January 1, 1988 to provide a long-range program of systematic savings for eligible employees. Employees of our wholly-owned subsidiaries in the United States of America are eligible to participate in the 401(k) Plan, including employees of the former Deknatel Snowden Pencer, Inc., which we acquired in 1996, who also participate in the GSP Plan and employees of the former Biomatrix, which we acquired in December 2000, who also participate in the Biomatrix Plan. Eligible employees may elect, through salary reduction agreements, to have up to 18% or a maximum of $13,000, through December 31, 2004, and $14,000, effective January 1, 2005, of their eligible compensation contributed on a pre-tax basis to the 401(k) Plan each year on their behalf. We make bi-weekly matching contributions to the 401(k) Plan equal to:

  •
  100% of the elective contributions made to the 401(k) Plan by each participant to the extent that such elective contributions do not exceed 2% of the participant's eligible compensation for such pay period; and

  •
  50% of the amount of elective contributions made to the 401(k) Plan by the participant to the extent such elective contributions exceed 2% but do not exceed 6% of the participant's eligible compensation for such pay period.

SG&A includes the following charges related to the 401(k) Plan, representing our matching contributions and an insignificant amount of administrative fees incurred in each year:

  •
  $13.7 million in 2004;

  •
  $10.8 million in 2003; and

  •
  $9.2 million in 2002.

        Effective December 31, 2000, the GSP Plan and the Biomatrix Plan were frozen. As of that date, no new contributions from participants or contributions from us have been accepted by either plan and no new participants have been allowed to enter these two plans. Existing participants continue to have full access to their account balances in the GSP Plan and Biomatrix Plan, including the ability to initiate fund transfers among the available investment options, loans and hardship distributions. Effective December 31, 2000, participants in both the GSP Plan and Biomatrix Plan became eligible to participate in the Genzyme 401(k) Plan.

Retirement Plans

        In December 2003, the FASB issued SFAS No. 132 (revised) "Employers' Disclosures about Pensions and Other Postretirement Benefits." This statement revises employers' disclosures about pension plans and other postretirement benefit plans. It requires additional disclosures related to the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. For U.S. defined benefit pension plans and other defined benefit postretirement plans, SFAS No. 132 (revised) is effective for fiscal years ending after December 15, 2003. Disclosure of information about foreign plans required under SFAS No. 132 (revised) is effective for fiscal years ending after June 15, 2004. The adoption of SFAS No. 132 (revised) did not have a material impact on our disclosures about pensions and other postretirement benefits in 2003, because we only have one U.S. defined benefit plan for the former employees of Deknatel Snowden Pencer, Inc., which has been frozen since December 1995 and is fully funded as of December 31, 2003 and 2004. Disclosure of information about foreign plans required under SFAS No. 132 (revised) is effective for fiscal years ending after June 15, 2004.

        We have defined benefit pension plans for certain employees in foreign countries. These plans are funded in accordance with requirements of the appropriate regulatory bodies governing each plan.

        The following table sets forth the funded status and amounts recognized for our foreign defined benefit pension plans (amounts in thousands):

	December 31,
	2004	2003
Change in benefit obligation:
Projected benefit obligation, beginning of year	$40,630	$30,145
Service cost	2,477	1,805
Interest cost	2,316	1,762
Plan participants' contributions	1,030	798
Actuarial loss	4,176	2,558
Foreign currency exchange rate changes	3,715	3,923
Benefits paid	(455)	(361)

Projected benefit obligation, end of year	$53,899	$40,630

Change in plan assets:
Fair value of plan assets, beginning of year	$31,826	$15,639
Return on plan assets	3,010	2,862
Employer contribution	2,266	9,928
Plan participants' contributions	1,030	798
Foreign currency exchange rate changes	2,793	2,865
Benefits paid	(352)	(266)

Fair value of plan assets, end of year	$40,573	$31,826

Benefit obligation in excess of plan assets	$(13,316)	$(8,804)
Unrecognized net actuarial loss	18,298	13,747

Net amount recognized	$4,982	$4,943

        Amounts recognized in our consolidated balance sheets consist of (amounts in thousands):

	December 31,
	2004	2003
Prepaid benefit cost	$9,153	$8,571
Accrued benefit liability	(4,171)	(3,628)
Accumulated other comprehensive income	—	—

Net amount recognized	$4,982	$4,943

        The weighted average assumptions used in determining related obligations of pension benefit plans are shown below:

	December 31,
	2004	2003
Weighted average assumptions:
Discount rate	4.90%	5.43%
Rate of compensation increase	3.50%	3.50%

        The weighted average assumptions used to determine the net pension expense are shown below:

	December 31,
	2004	2003	2002
Weighted average assumptions:
Discount rate	5.43%	5.75%	6.00%
Rate of return on assets	8.00%	7.00%	6.75%
Rate of compensation increase	3.50%	3.52%	3.50%

        The components of net pension expense are as follows (amounts in thousands):

	December 31,
	2004	2003	2002
Service cost	$2,477	$1,805	$1,293
Interest cost	2,316	1,762	1,397
Expected return on plan assets	(3,010)	(1,326)	(1,203)
Amortization and deferral of actuarial (gain)/loss	876	550	154

Net pension expense	$2,659	$2,791	$1,641

        The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets are as follows (amounts in thousands):

	December 31,
	2004	2003
Projected benefit obligation	$4,269	$3,463
Accumulated benefit obligation	3,927	3,162
Fair value of plan assets	—	—

        At December 31, 2003, accumulated other comprehensive income includes the reversal of the additional minimum pension liability and related taxes recorded in 2002.

        At December 31, 2004 and 2003, plan assets for our foreign defined pension benefit plans consist solely of the assets of our defined pension benefit plan in the United Kingdom, which we refer to as our UK Pension Plan. Defined pension benefit plan assets for our other foreign subsidiaries as of December 31, 2004 and 2003 were not significant.

        The investment objective of our UK Pension Plan is to maximize the overall return from investment income and capital appreciation without resorting to a high risk investment strategy. The plan has no employer-related investments. Our UK Pension Plan retains professional investment managers that invest plan assets primarily in equity securities, bonds, property, and cash and other investments, which is consistent with the plan's liability profile. The weighted average asset allocations for our UK Pension Plan at December 31, 2004 and 2003 were as follows:

	December 31,
	2004	2003
United Kingdom equity securities	57%	43%
Other overseas equity securities	22%	19%
Bonds	10%	8%
Real estate	6%	1%
Other	5%	29%

Total	100%	100%

        Our UK Pension Plan's benchmark asset allocation strategy is to invest plan assets 60% in UK equity securities, 20% in other overseas equity securities, 15% in bonds and 5% in property. The assumption made for the expected return on assets is based on the benchmark allocation strategy for our UK Pension Plan. Returns for individual asset categories are derived from market yields at the effective date, together with, in the case of equity-type assets, allowance for the additional future return expected from such assets compared to fixed interest investments.

Contributions

        We expect to contribute approximately $3 million to our UK Pension Plan in 2005.

Estimated Future Benefit Payments

        We expect to pay the following benefit payments for our foreign defined pension benefit plans, which reflect expected future service, as appropriate (amounts in thousands):

Estimated Future Benefit Payments
2005	$758
2006	822
2007	930
2008	1,139
2009	1,238
2010-2014	8,081

NOTE R.    SEGMENT REPORTING

        In accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," we present segment information in a manner consistent with the method we use to report this information to our management. Applying SFAS No. 131, we have five reporting segments as described in Note A., "Summary of Significant Accounting Policies—Business." As described in Note A above, effective January 1, 2005, as a result of changes in how we review our business, we re-allocated the programs of our former drug discovery and development business unit, formerly reported under the caption "Other," amongst several of our existing reporting segments and business units as follows:

  •
  our tolevamer research and development program, for the treatment of C. difficile associated diarrhea, is now included in our Renal reporting segment;

  •
  our deferitrin (iron chelator) research and development program is now included in our Therapeutics reporting segment;

  •
  WelChol, an adjunctive therapy for the reduction of elevated LDL cholesterol in patients with primary hypercholesterolemia, is now included in our bulk pharmaceuticals business unit and as a result, will continue to be reported under the caption "Other;" and

  •
  our other drug discovery research and development programs are now included in our corporate science activities under the caption "Corporate."

        We have reclassified our 2004, 2003 and 2002 segment disclosures to conform to our 2005 presentation.

        We have provided information concerning the operations of these reporting segments in the following table (amounts in thousands):

	For the Years Ended December 31,
	2004	2003	2002
Revenues:
Renal	$363,720	$281,701	$156,864
Therapeutics	1,114,919	859,675	675,260
Transplant (1)	151,363	44,320	—
Biosurgery	209,516	253,292	252,907
Diagnostics/Genetics (1)	279,121	190,735	172,810
Other (1)	79,537	81,059	68,672
Corporate	2,969	3,089	2,959

Total	$2,201,145	$1,713,871	$1,329,472

Depreciation and amortization expense:
Renal	$28,547	$27,418	$22,510
Therapeutics	12,394	11,798	8,246
Transplant (1)	36,199	11,276	—
Biosurgery	32,785	35,481	37,943
Diagnostics/Genetics (1)	22,094	13,334	10,329
Other (1)	3,633	2,825	2,055
Corporate	69,462	58,327	52,917

Total	$205,114	$160,459	$134,000

Equity in loss of equity method investments:
Therapeutics	$(9,853)	$(15,497)	$(14,928)
Transplant (1)	(1,486)	(449)	—
Biosurgery	—	—	—
Diagnostics/Genetics	—	—	—
Other	(2,485)	—	—
Corporate (2)	(1,800)	(797)	(1,930)

Total	$(15,624)	$(16,743)	$(16,858)

Income (loss) before income taxes:
Renal	$97,807	$42,426	$(24,846)
Therapeutics	586,717	401,098	274,206
Transplant (1)	(27,093)	(166,204)	—
Biosurgery (3)	(3,699)	(160,907)	(66,718)
Diagnostics/Genetics (1)	(15,465)	8,626	6,314
Other (1)	(284,153)	(29,126)	(20,007)
Corporate (4)	(126,418)	(90,858)	(64,738)

Total	$227,696	$5,055	$104,211

(1)
Results of operations of companies acquired and amortization of intangible assets related to these acquisitions are included in segment results beginning on the date of acquisition. Charges for IPR&D related to these acquisitions are included in the segment results in the year of acquisition. Acquisitions completed since January 1, 2002 include:

Company Acquired	Date Acquired	Business Segment(s)	IPR&D Charge
ILEX	December 20, 2004	Other	$254.5 million
Pathology/oncology testing assets of IMPATH	May 1, 2004	Diagnostics/Genetics	None
Alfigen	February 21, 2004	Diagnostics/Genetics	None
SangStat	September 11, 2003	Transplant	$158.0 million

(2)
In 2004 and 2003, represents our portion of the losses of Peptimmune, an equity method investment, effective April 1, 2003. In 2002 represents our portion of the net loss of GTC, an unconsolidated affiliate through May 2002, which we do not specifically allocate to a particular reporting segment.

(3)
Includes:

•
a $102.8 million charge for the impairment of goodwill recorded in June 2003 to write off the goodwill allocated to Biosurgery's orthopaedics reporting unit;

•
a $2.9 million charge for the impairment of our manufacturing facility in Fall River, Massachusetts recorded in June 2003;

•
a charge of $8.0 million in September 2003 to write off the tangible and intangible assets related to our FocalSeal product, which we stopped selling in December 2003; and

•
$27.7 million for the net loss recorded in connection with the sale of substantially all of the tangible and intangible assets of our cardiac device business to Teleflex in June 2003.

(4)
The amount in Corporate for net income consists primarily of interest income, interest expense and other income and expense items that we do not specifically allocate to a particular segment.

Segment Assets

        We provide information concerning the assets of our reporting segments in the following table (amounts in thousands):

	December 31,
	2004	2003	2002
Segment Assets (1):
Renal (2)	$616,979	$598,164	$467,164
Therapeutics	949,168	866,676	829,796
Transplant (3)	408,090	441,948	—
Biosurgery (4,5)	294,715	324,254	539,651
Diagnostics/Genetics (6)	464,870	177,740	165,924
Other (7,8)	797,352	59,329	33,993
Corporate (3,6,7,8,9)	2,538,247	2,536,417	2,056,671

Total	$6,069,421	$5,004,528	$4,093,199

(1)
Assets for our five reporting segments and Other include primarily accounts receivable, inventory and certain fixed and intangible assets.

(2)
In June 2004, we reallocated $50.0 million of property, plant and equipment related to our manufacturing facilities in the United Kingdom from Corporate to our Renal reporting segment. Accordingly, we have also reallocated $46.4 million of assets from Corporate to Renal as of December 31, 2003 to conform the prior year segment asset disclosure to the new presentation of these assets.

(3)
In September 2003, we acquired SangStat for cash consideration paid (or set aside) of $636.6 million. Total assets for SangStat as of September 11, 2003, the date of acquisition, include (amounts in millions):

	Amount	Business Segment
Cash and short-term investments	$99.4	Corporate
Accounts receivable	25.7	Transplant
Inventory	33.1	Transplant
Deferred tax assets-current	68.0	Corporate
Other current assets	4.4	Transplant
Property, plant and equipment	2.8	Transplant
Goodwill	132.6	Transplant
Other intangible assets	256.0	Transplant
Other assets	11.4	Corporate

Total	$633.4

(4)
At December 31, 2003, reflects reductions of:

•
$102.8 million for the impairment of goodwill recorded in June 2003 related to the write off of the goodwill allocated to Biosurgery's orthopaedics reporting unit;

•
$68.1 million for the sale of substantially all of the tangible and intangible assets of our cardiac device business to Teleflex in June 2003;

•
$8.0 million for the write off of the assets associated with our FocalSeal product; and

•
$2.9 million for the impairment of our manufacturing facility in Fall River, Massachusetts.

(5)
Upon the adoption of SFAS No. 142, we tested the goodwill of Biosurgery's cardiothoracic reporting unit in accordance with the transitional provisions of that standard, using the present value of expected future cash flows to estimate the fair value of this former reporting unit. We recorded an impairment charge of $98.3 million, which we reflected as a cumulative effect of change in accounting for goodwill in our consolidated statements of operations in March 2002.

(6)
In February 2004, we acquired substantially all of the assets of Alfigen for cash consideration paid of $47.5 million and in May 2004 we acquired substantially all of the pathology/oncology testing assets of IMPATH for cash consideration of $215.3 million. Total assets for these acquisitions as of their dates of acquisition include (amounts in millions):

	Alfigen	IMPATH	Total	Business Segment
Accounts receivable	$—	$14.5	$14.5	Diagnostics/Genetics
Inventories	—	2.0	2.0	Diagnostics/Genetics
Deferred tax asset—current	—	0.5	0.5	Diagnostics/Genetics and Corporate
Other current assets	0.1	2.5	2.6	Diagnostics/Genetics and Corporate
Property, plant and equipment	1.2	15.0	16.2	Diagnostics/Genetics
Goodwill	33.2	157.5	190.7	Diagnostics/Genetics
Other intangible assets	13.0	34.8	47.8	Diagnostics/Genetics
Deferred tax asset—noncurrent	—	0.8	0.8	Diagnostics/Genetics and Corporate
Other assets	—	0.2	0.2	Diagnostics/Genetics and Corporate

Total	$47.5	$227.8	$275.3

(7)
In December 2004, we acquired ILEX for total consideration of $1.1 billion. Total assets for ILEX as of December 20, 2004, the date of acquisition, include (amounts in millions):

	Amount	Business Segment
Cash and cash equivalents	$121.1	Corporate
Restricted cash	0.6	Corporate
Accounts receivable	13.1	Other
Inventories	16.6	Other
Deferred tax asset—current	27.3	Other
Other current assets	2.9	Other/Corporate
Property, plant and equipment	2.2	Other
Restricted long-term investments	1.7	Corporate
Goodwill	478.5	Other
Other intangible assets	228.6	Other
Deferred tax assets—noncurrent	25.0	Other
Other assets	1.6	Other/Corporate

Total	$919.2

(8)
In September 2003 we reclassified $80.0 million of cash, cash equivalents, short- and long-term investments related to our drug discovery and development business from Other to Corporate because we consider these to be corporate assets. We have reclassified our segment asset disclosures for 2002 to conform to the current presentation of these assets in 2003.

(9)
Includes the assets related to our corporate, general and administrative operations and corporate science activities that we do not allocate to a particular segment, including cash, cash equivalents, short-and long-term investments, net property, plant and equipment and deferred tax assets.

        Segment assets for Corporate consist of the following (amounts in thousands):

	December 31,
	2004	2003	2002
Cash, cash equivalents, short- and long-term investments	$1,081,749	$1,227,460	$1,195,004
Deferred tax assets-current	160,438	133,707	115,244
Property, plant & equipment, net	838,516	719,401	459,874
Investment in equity securities	150,253	110,620	42,945
Other	307,291	345,229	243,604

Total	$2,538,247	$2,536,417	$2,056,671

Geographic Segments

        We operate in the healthcare industry and we manufacture and market our products primarily in the United States and Europe. Our principal manufacturing facilities are located in the United States, United Kingdom, Switzerland, Ireland, France and Germany. We purchase products from our subsidiaries in the United Kingdom and Switzerland for sale to customers in the United States. We set transfer prices from our foreign subsidiaries to allow us to produce profit margins commensurate with our sales and marketing effort. Our subsidiary in Luxembourg is our primary distributor of therapeutic products in Europe. The following table contains certain financial information by geographic area (amounts in thousands):

	For the Years Ended December 31,
	2004	2003	2002
Revenues:
United States	$1,208,184	$971,821	$805,492
Europe	723,102	544,646	386,928
Other	269,859	197,404	137,052

Total	$2,201,145	$1,713,871	$1,329,472

	December 31,
	2004	2003	2002
	(Amounts in thousands)
Long-lived assets:
United States	$768,540	$787,249	$587,470
Europe	621,951	449,949	253,103
Other	4,780	1,969	1,743

Total	$1,395,271	$1,239,167	$842,316

        Our results of operations are highly dependent on sales of Cerezyme. Sales of this product represented approximately 42% of our product revenue in 2004, approximately 47% of our product revenue in 2003 and approximately 52% of our product revenue in 2002. We manufacture Cerezyme at a single manufacturing facility in Allston, Massachusetts. We sell this product directly to physicians, hospitals and treatment centers as well as through an unaffiliated distributor. Distributor sales of Cerezyme represented 25% of Cerezyme revenue in 2004, 27% in 2003 and 43% in 2002. Sales of Cerezyme to one of our United States distributors represented 5% of our total revenue in 2004, 7% in 2003 and 9% in 2002. We believe that our credit risk associated with trade receivables is mitigated as a result of the fact that this product is sold to a large number of customers over a broad geographic area.

        Sales of Renagel represented 18% of our product revenue in 2004 and 2003 and 13% in 2002. Distributor sales of Renagel represented 59% of Renagel revenue in 2004, 62% in 2003 and 72% in 2002.

NOTE S.    QUARTERLY RESULTS (UNAUDITED)

	1st Quarter 2004	2nd Quarter 2004	3rd Quarter 2004	4th Quarter 2004
	(Amounts in thousands, except per share amounts)
Net revenue	$491,251	$549,588	$569,229	$591,077
Operating income (loss)	102,008	127,255	146,639	(122,989)
Net income (loss)	67,894	78,176	97,799	(157,342)
Income (loss) per share:
Allocated to Genzyme Stock:
Basic	$0.30	$0.35	$0.43	$(0.68)
Diluted	$0.29	$0.33	$0.41	$(0.68)
	1st Quarter 2003	2nd Quarter 2003	3rd Quarter 2003	4th Quarter 2003 (1)
	(Amounts in thousands, except per share amounts)
Net revenue	$381,859	$418,903	$436,978	$476,131
Operating income (loss)	62,687	(33,875)	(73,462)	75,701
Net income (loss)	45,369	(74,530)	(95,733)	57,302
Income (loss) per share:
Allocated to Genzyme Stock:
Basic	$0.29	$0.33	$(0.43)	$0.26
Diluted	$0.28	$0.32	$(0.43)	$0.25
Allocated to Biosurgery Stock:
Basic and diluted	$(0.29)	$(3.46)	N/A	N/A
Allocated to Molecular Oncology Stock:
Basic and diluted	$(0.28)	$(0.26)	N/A	N/A

(1)
Includes approximately $11 million of additional liabilities arising from the U.K. Competition Appeals Tribunal's decision regarding Cerezyme pricing in the United Kingdom

GENZYME CORPORATION

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

Column A	Column B	Column C		Column D	Column E
		Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions	Balance at End of Period
Year ended December 31, 2004:
Accounts receivable allowances	26,638,000	12,616,000	34,393,000	31,250,000	42,397,000
Year ended December 31, 2003:
Accounts receivable allowances	18,869,000	2,838,000	13,433,000	8,502,000	26,638,000
Year ended December 31, 2002:
Accounts receivable allowances	14,210,000	7,324,000	2,997,000	5,662,000	18,869,000

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FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE GENZYME CORPORATION AND SUBSIDIARIES
Report of Independent Registered Public Accounting Firm
GENZYME CORPORATION AND SUBSIDIARIES Consolidated Statements of Operations and Comprehensive Income (Amounts in thousands)
GENZYME CORPORATION AND SUBSIDIARIES Consolidated Balance Sheets (Amounts in thousands, except par value amounts)
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GENZYME CORPORATION SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002